Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

STEMLINE THERAPEUTICS, INC.,

a Delaware corporation;

BERLIN-CHEMIE AG,

a company formed under the laws of Germany; and

MERCURY MERGER SUB, INC.,

a Delaware corporation

Dated as of May 3, 2020

	Table of Contents

	Section 1
	THE OFFER

1.1	The Offer	2
1.2	Company Actions	6

	Section 2
	MERGER TRANSACTION

2.1	Merger of Purchaser into the Company	7
2.2	Effect of the Merger	7
2.3	Closing; Effective Time	7
2.4	Certificate of Incorporation and Bylaws; Directors and Officers	7
2.5	Conversion of Shares	8
2.6	Surrender of Certificates; Stock Transfer Books	9
2.7	Dissenters’ Rights	11
2.8	Treatment of Company Equity Awards	12
2.9	Further Action	13

	Section 3
	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Due Organization; Subsidiaries, Etc.	13
3.2	Certificate of Incorporation and Bylaws	14
3.3	Capitalization, Etc.	14
3.4	Authority; Binding Nature of Agreement	16
3.5	SEC Filings; Financial Statements	16
3.6	Absence of Changes; No Material Adverse Effect	19
3.7	Title to Assets	19
3.8	Real Property	19
3.9	Intellectual Property	19
3.10	Contracts	22
3.11	Liabilities	24
3.12	Compliance with Legal Requirements	25
3.13	Regulatory Matters	25
3.14	Certain Business Practices	28
3.15	Governmental Authorizations	28
3.16	Tax Matters	29
3.17	Employee Matters; Benefit Plans	30
3.18	Environmental Matters	33
3.19	Insurance	33
3.20	Legal Proceedings; Orders	33
3.21	Takeover Laws	34
3.22	Non-Contravention; Consents	34
3.23	Opinions of Financial Advisors	34
3.24	Brokers and Other Advisors	35
3.25	Affiliate Transactions	35

	Section 4
	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

4.1	Due Organization	35
4.2	Purchaser	36
4.3	Authority; Binding Nature of Agreement	36
4.4	Non-Contravention; Consents	36
4.5	Disclosure	37
4.6	Absence of Litigation	37
4.7	Funds	37
4.8	Ownership of Shares	37
4.9	Acknowledgement by Parent and Purchaser	38
4.10	Brokers and Other Advisors	38
		38
	Section 5
	CERTAIN COVENANTS OF THE COMPANY

5.1	Access and Investigation	39
5.2	Operation of the Company’s Business	40
5.3	No Solicitation	44

	Section 6
	ADDITIONAL COVENANTS OF THE PARTIES

6.1	Company Board Recommendation	46
6.2	Filings, Consents and Approvals	48
6.3	Employee Benefits	50
6.4	ESPP	51
6.5	Indemnification of Officers and Directors	52
6.6	Stockholder Litigation	54
6.7	Additional Agreements	54
6.8	Disclosure	55
6.9	Takeover Laws	55
6.10	Section 16 Matters	55
6.11	Rule 14d-10 Matters	56
6.12	Stock Exchange Delisting; Deregistration	56
6.13	401(k)Plan	56

	Section 7
	CONDITIONS PRECEDENT TO THE MERGER

7.1	No Restraints	56
7.2	Consummation of Offer	57

	Section 8
	TERMINATION

8.1	Termination	57
8.2	Effect of Termination	58
8.3	Expenses; Termination Fees	59

	Section 9
	MISCELLANEOUS PROVISIONS

9.1	Amendment	60
9.2	Waiver	61
9.3	No Survival of Representations and Warranties	61
9.4	Entire Agreement; Counterparts	61
9.5	Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies	62
9.6	Assignability	63
9.7	No Third Party Beneficiaries	63
9.8	Transfer Taxes	63
9.9	Notices	64
9.10	Severability	65
9.11	Obligation of Parent	65
9.12	Construction	65

Exhibits

Exhibit A	Certain Definitions

Annexes

Annex I	Conditions to the Offer

Annex II	Form of Certificate of Incorporation of the Surviving Corporation

Annex III	Form of Contingent Value Rights Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of May 3, 2020, by and among: Berlin-Chemie AG, a company formed under the laws of Germany (“Parent”); Mercury Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and Stemline Therapeutics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

(A)            Parent has agreed to cause Purchaser to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”), other than the Excluded Shares, for (i) $11.50 per Share, net to the seller in cash, without interest (the “Cash Amount”), plus (ii) one contingent value right per Share (each, a “CVR”) which shall represent the right to receive the Milestone Payment (as such term is used in the CVR Agreement and subject to the terms of the CVR Agreement) (the Cash Amount plus one CVR, collectively, as such amount may be amended or adjusted in accordance with the terms of this Agreement, the “Offer Price”), upon the terms and subject to the conditions of this Agreement.

(B)            As soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding Share not owned by Parent, Purchaser or the Company as of the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Offer Price, in cash, without interest, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

(C)            The board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the preceding clauses (i) through (v), the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement.

(D)            The board of directors of each of Parent and Purchaser have approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement.

(E)            Parent, Purchaser and the Company acknowledge and agree that the Merger may be effected pursuant to Section 251(h) of the DGCL and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the consummation of the Offer.

(F)            As a condition and inducement to the willingness of Parent and Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, stockholders of the Company are entering into tender and support agreements with Parent and Purchaser (each a “Support Agreement”) pursuant to which, among other things, such stockholders have agreed to tender Shares to Purchaser in the Offer.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1

THE OFFER

1.1            The Offer.

(a)            Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than 10 business days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Sections 1.1(e) and 1.2(b)), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares (other than Shares to be cancelled pursuant to Sections 2.5(a)(i) and 2.5(a)(ii) (collectively, the “Excluded Shares”)), at a price per Share equal to the Offer Price, net to the seller in cash, without interest and subject to any withholding of Tax in accordance with Section 2.6(e).

(b)            Terms and Conditions of the Offer. The obligations of Purchaser to (and of Parent to cause Purchaser to) accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under applicable Legal Requirements) of the conditions set forth in Annex I (collectively, the “Offer Conditions”), and no other conditions. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition, the Termination Condition and the other Offer Conditions. Purchaser expressly reserves the right to (i) increase the amount of cash constituting the Cash Amount and/or the Milestone Payment, (ii) add additional milestone payments and additional milestones solely with respect to additional milestone payments to the CVRs and the CVR Agreement, (iii) waive any Offer Condition (to the extent permitted under applicable Legal Requirements) and (iv) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Parent and Purchaser shall not (A) decrease the Cash Amount or the amount of the Milestone Payment, (B) change the form of consideration payable in the Offer (provided that nothing herein shall limit the ability of Parent and Purchaser to increase the Cash Amount or the Milestone Payment or add additional milestone payments or additional milestones solely with respect to additional milestone payments to the CVRs and the CVR Agreement), (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend, modify or waive the Minimum Condition, Termination Condition or the conditions set forth in clause (e) or (g) of Annex I, (F) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect any holder of Shares in its capacity as such, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, in each case, except as provided in Sections 1.1(c) or 1.1(d), (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act or (I) amend or modify the terms of the CVR or the CVR Agreement other than to increase the amount of the Milestone Payment or to add additional milestone payments or additional milestones solely with respect to additional milestone payments. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer without the prior written consent of the Company, unless this Agreement is terminated in accordance with Section 8.

(c)            Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute after 11:59 p.m. Eastern Time on the date that is 20 business days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the Offer Commencement Date (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date”, and such date or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8: (i) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer for additional periods of up to 10 business days per extension, to permit such Offer Condition to be satisfied; (ii) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for additional periods specified by the Company of up to 10 business days per extension (or such other period as the Parties may agree), to permit such Offer Condition to be satisfied; and (iii) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time for: (A) the minimum period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof or NASDAQ applicable to the Offer and (B) periods of up to 10 business days per extension, until any waiting period (and any extension thereof) applicable to and necessary for the consummation of the Offer under the HSR Act shall have expired or been terminated; provided, however, that in no event shall Parent or Purchaser (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in accordance with Section 8 and (y) the End Date (such earlier occurrence, the “Extension Deadline”), (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company or (3) be required to extend the Offer beyond the then-existing Expiration Date for more than three (3) consecutive additional periods not to exceed an aggregate of thirty (30) business days, if, as of the applicable Expiration Date, all of the Offer Conditions are satisfied or have been waived other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer.

(d)            Termination of Offer. Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Company, Parent or Purchaser to terminate this Agreement pursuant to Section 8. In the event that this Agreement is validly terminated pursuant to Section 8, Purchaser shall (and Parent shall cause Purchaser to) immediately, irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser in accordance with the terms of this Agreement, Purchaser shall immediately return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e)            Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall, and shall cause A. Menarini - Industrie Farmaceutiche Riunite S.r.l (the “Ultimate Parent”) to, (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with any exhibits, amendments or supplements thereto, the “Offer Documents”) that will contain or incorporate by reference the Offer to Purchase, form of the related letter of transmittal and summary advertisement, (ii) make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act and (iii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares as and to the extent required by applicable Legal Requirements. Parent and Purchaser agree that they shall cause the Offer Documents filed by Ultimate Parent, Parent or Purchaser with the SEC to (x) comply in all material respects with the Exchange Act and other applicable Legal Requirements and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Ultimate Parent, Parent or Purchaser with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Each of Ultimate Parent, Parent, Purchaser and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Ultimate Parent, Parent and Purchaser further agree to take all steps necessary to promptly cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents. The Company shall promptly furnish or otherwise make available to Ultimate Parent, Parent and Purchaser or Parent’s legal counsel all information concerning the Acquired Companies and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Ultimate Parent, Parent and Purchaser shall give reasonable consideration to any such comments made by the Company or its counsel. Ultimate Parent, Parent and Purchaser agree to provide the Company and its counsel with any comments (including oral comments) Ultimate Parent, Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments (including oral comments).

(f)            Funds. Without limiting the generality of Section 9.11, Parent shall cause to be provided to Purchaser, on a timely basis, all of the funds necessary to purchase all Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. To the extent reasonably requested by Parent, the Company shall cooperate with Parent and/or Purchaser to make a loan or otherwise provide to Parent or Purchaser available cash of the Company as of the Closing.

(g)            Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted, it being understood that, for the avoidance of doubt, nothing in this Section 1.1(g) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(h)            Acceptance. On the terms specified herein and subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver by Purchaser or Parent of each of the Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) (i) immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) as promptly as practicable after the Offer Acceptance Time (and in any event within three business days) pay for such Shares.

(i)            CVR Agreement. At or prior to the Offer Acceptance Time, Parent shall duly authorize, execute and deliver, and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement.

1.2            Company Actions.

(a)            Schedule 14D-9. Subject to Section 6.1(b), as promptly as practicable on the Offer Commencement Date, following the filing of the Offer Documents, the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the Company Board Recommendation and include the fairness opinions of the Company’s financial advisors referenced in Section 3.23 (and information related thereto contemplated by Item 1015(b) of Regulation M-A of the SEC) and the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 and related documents to be disseminated to holders of Shares as and to the extent required by applicable Legal Requirements, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to (x) comply in all material respects with the Exchange Act and other applicable Legal Requirements and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Ultimate Parent, Parent or Purchaser for inclusion or incorporation by reference in the Schedule 14D-9. Each of Ultimate Parent, Parent, Purchaser and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to promptly cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. Ultimate Parent, Parent and Purchaser shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Ultimate Parent, Parent or Purchaser that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and the Company shall give reasonable consideration to any such comments made by Parent or its counsel. The Company agrees to provide Parent and its counsel with any comments (including oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments (including oral comments).

(b)            Stockholder Lists. The Company shall promptly after the date hereof furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than 10 business days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser and their agents shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files.

(c)            Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser effective immediately after the Offer Acceptance Time.

Section 2
MERGER TRANSACTION

2.1            Merger of Purchaser into the Company.

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, the separate existence of Purchaser shall cease, and the Company will continue as the Surviving Corporation.

2.2            Effect of the Merger.

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3            Closing; Effective Time.

(a)            Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing among the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time except if the conditions set forth in Section 7.1 shall not be satisfied or, to the extent permitted by applicable Legal Requirements, waived as of such date, in which case the Closing shall take place on the first business day on which all conditions set forth in Section 7.1 are satisfied or, to the extent permitted by applicable Legal Requirements, waived, unless another date or place is agreed to in writing by the Company and Parent prior to the Offer Acceptance Time. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)            Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective. The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4            Certificate of Incorporation and Bylaws; Directors and Officers.

(a)            As of the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex II and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 6.5(a).

(b)            As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 6.5(a), except that references to the name of Purchaser shall be replaced by references to the name of the Surviving Corporation.

(c)            As of the Effective Time, (i) the directors of the Surviving Corporation shall be the respective individuals who served as the directors of Purchaser as of immediately prior to the Effective Time and (ii) the officers of the Surviving Corporation shall be the respective individuals who served as the officers of the Company as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Each director of the Company immediately prior to the Effective Time shall execute and deliver to the Company a letter effectuating his or her resignation as a member of the Board of Directors to be effective as of the Effective Time.

2.5            Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i)            any Shares held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)            any Shares held immediately prior to the Effective Time by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)            except as provided in clauses (i) and (ii) above and subject to Section 2.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall have only those rights set forth in Section 2.7, and other than any Shares subject to vesting or employment based forfeiture conditions (“Restricted Shares”), which shall be treated in the Merger in accordance with Section 2.8) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), in each case without any interest thereon, and subject to any withholding of Taxes in accordance with Section 2.6(e); and

(iv)            each share of the common stock, $0.01 par value per share, of Purchaser then outstanding shall be converted into one share of common stock of the Surviving Corporation. From and after the Effective Time, subject to this Section 2.5(a), all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 2.6.

(b)            If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; it being understood that nothing in this Section 2.5(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

2.6            Surrender of Certificates; Stock Transfer Books.

(a)            Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Cash Amount to which holders of such Shares shall become entitled pursuant to Section 1.1(b) at the Offer Acceptance Time and to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Cash Amount to which holders of such Shares shall become entitled pursuant to Section 2.5 at the Effective Time. Promptly after (and in any event no later than the third business day after) the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make payment of the aggregate Cash Amount payable as part of the aggregate Offer Price payable pursuant to Section 1.1(h). On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to make payment of the aggregate Cash Amount payable as part of the aggregate Merger Consideration payable pursuant to Section 2.5 (together with the amount deposited pursuant the immediately preceding sentence, the “Payment Fund”). For the avoidance of doubt, neither Parent nor Purchaser shall be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement and no such deposit will be deemed part of the Payment Fund. The Payment Fund shall not be used for any purpose other than to pay the aggregate Cash Amount payable as part of the aggregate Offer Price in the Offer and the aggregate Cash Amount payable as part of the Merger Consideration in the Merger. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be (w) in obligations of or guaranteed by the United States of America, (x) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding one billion dollars, or (z) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent Parent becomes aware that (i) there are any losses with respect to any such investments or (ii) the Payment Fund has diminished for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 1.1(h) and Section 2.5, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is, at all times during the duration of the Payment Fund, maintained at a level sufficient for the Paying Agent to make such payments pursuant to Section 1.1(h) and Section 2.5.

(b)            Promptly after the Effective Time (but in no event later than three business days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of (i) Shares represented by a certificate evidencing such Shares (the “Certificates”) or (ii) Book-Entry Shares, who, in each case was entitled to receive the Merger Consideration pursuant to Section 2.5, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) to the Paying Agent, or a customary agent’s message in respect to Book-Entry Shares, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 2.5. Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Parent that such transfer or other similar Taxes either have been paid or are not applicable. None of Parent, Purchaser and the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 2.6(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.6, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 2.5.

(c)            At any time following 6 months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.5) which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)            At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e)            Each of the Company, the Surviving Corporation, Parent and Purchaser, and their Affiliates, the Paying Agent, the Rights Agent or the Depository Agent, as the case may be, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts or other consideration otherwise payable pursuant to this Agreement or the CVR Agreement, such amounts as are required to be deducted and withheld under any Legal Requirement with respect to Taxes. Any amounts so deducted and withheld and paid over to the applicable Governmental Body in accordance with applicable Legal Requirements shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(f)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7            Dissenters’ Rights.

Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Purchaser of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent and Purchaser shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Purchaser, settle or offer to settle, or make any payment with respect to, any such demands, approve any withdrawal of any such demands or agree or commit to do any of the foregoing.

2.8            Treatment of Company Equity Awards.

(a)            At the Effective Time, each In-The-Money Company Option shall be cancelled and the holder thereof shall be entitled to receive both (i) a cash payment equal to (A) the excess, if any, of (1) the Cash Amount over (2) the exercise price payable per Share under such In-The-Money Company Option, multiplied by (B) the total number of Shares subject to such In-The-Money Company Option immediately prior to the Effective Time and (ii) one CVR for each Share subject to such In-The-Money Company Option immediately prior to the Effective Time (in each case without regard to vesting).

(b)            At the Effective Time, each Out-Of-The-Money Company Option shall be cancelled and the holder thereof shall be entitled to receive one CVR for each Share subject to such Out-Of-The-Money Company Option (without regard to vesting). Notwithstanding anything herein to the contrary, any Out-Of-The-Money Company Option with an exercise price payable per Share equal to or greater than $12.50 shall be cancelled at the Effective Time without any consideration payable therefor.

(c)            At the Effective Time, each then outstanding Company RSU, whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive both (i) a cash payment equal to the product of (A) the Cash Amount and (B) the total number of Shares subject to such Company RSU and (ii) one CVR for each Share subject to such Company RSU (in each case without regard to vesting).

(d)            At the Effective Time, each then outstanding Restricted Share, whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive both (i) a cash payment equal to the Cash Amount and (ii) one CVR for each Restricted Share (in each case without regard to vesting).

(e)            As soon as reasonably practicable after the Effective Time (but in no event later than the second payroll date after the Effective Time), Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay the aggregate consideration payable pursuant to Sections 2.8(a), 2.8(c) and 2.8(d), net of any applicable withholding Taxes, payable with respect to In-The-Money Company Options, Company RSUs and Restricted Shares through, to the extent applicable, the Surviving Corporation’s payroll (subject to any required withholding Taxes) to the holders of In-The-Money Company Options, Company RSUs and/or Restricted Shares.

(f)            Prior to the Effective Time, the Company shall take all actions appropriate or necessary (under the Company Equity Plans and award agreements pursuant to which Company Options, Company RSUs and Restricted Shares are outstanding or otherwise) to effect the transactions described in this Section 2.8, including, if deemed appropriate or necessary by the Company, the acceleration of the exercisability of Company Options.

(g)            To the extent a payment pursuant in this Section 2.8 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

2.9            Further Action.

The Parties agree to take all necessary action to cause the Merger to become effective in accordance with this Section 2 as soon as practicable following the consummation of the Offer without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

Section 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (a) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 3; (b) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is applicable to qualify such representation and warranty; and (c) disclosure in the Company SEC Documents, and publicly available prior to the date of this Agreement (other than any general cautionary or forward-looking statements contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents and any other disclosures contained or referenced therein of information, factors or risks to the extent that they are predictive, cautionary or forward-looking in nature); provided that this clause (c) shall not be applicable to Section 3.3 (Capitalization, Etc.) and Section 3.4 (Authority; Binding Nature of Agreement)):

3.1            Due Organization; Subsidiaries, Etc.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified or licensed to do business as a foreign corporation or other entity, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the nature of its business requires such qualification or licensing, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Section 3.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Each Subsidiary of the Company is an Entity duly organized or formed, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary of the Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary of the Company is qualified or licensed to do business as a foreign corporation or other entity, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the nature of its business requires such qualification or licensing, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)            Other than the shares of capital stock or other equity interest in the Subsidiaries of the Company identified on Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity interests in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or other equity interests of any Entity.

(d)            No Subsidiary of the Company owns any Shares or other equity or ownership interests (including any security or other Contract convertible into or exchangeable for any such equity or ownership interest) of the Company.

3.2            Certificate of Incorporation and Bylaws.

The Company has delivered or made available to Parent copies of the certificate of incorporation and bylaws and other charter and organizational documents (as applicable) of each of the Acquired Companies, including all amendments thereto, as in effect on the date hereof.

3.3            Capitalization, Etc.

(a)            The authorized capital stock of the Company consists of: (i) 83,750,000 Shares, of which 52,472,785 Shares had been issued and were outstanding as of the close of business on April 30, 2020 (the “Capitalization Date”), of which 4,223,189 Shares constituted Restricted Shares and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares are outstanding. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Shares, including Restricted Shares, except pursuant to the exercise of Options (as defined in the Company ESPP) under the Company ESPP or the exercise of Company Options outstanding as of the Capitalization Date in accordance with their terms and, since the Capitalization Date, the Company has not issued any Company Options, Company RSUs or other equity or equity-based awards. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

(b)            (i) None of the outstanding equity interests of the Company are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having a right to vote on any matters on which the holders of the outstanding equity interests of the Company have a right to vote, as applicable; and (iii) there is no Contract to which the Company or any of its Subsidiaries is subject relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any equity interests of the Company. The Shares constitute the only outstanding class of securities of the Company registered under the Securities Act or the Exchange Act.

(c)            As of the close of business on the Capitalization Date: (i) 2,708,070 Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans, (ii) 1,383,796 Shares were subject to issuance pursuant to In-The-Money Company Options granted and outstanding under the Company Equity Plans and such In-The Money Company Options had a weighted average exercise price of $5.75, (iii) 42,702 Shares were subject to issuance pursuant to Out-Of-The-Money Company Options granted and outstanding under the Company Equity Plans with an exercise price payable per Share less than $12.50 and such Out-Of-The-Money Company Options had a weighted average exercise price of $12.14, (iv) 944,076 Shares are subject to issuance pursuant to Company RSUs granted and outstanding under the Company Equity Plans, (v) 472,648 Shares were reserved for future issuance under Company Equity Plans and (vi) 349,650 Shares were reserved for future issuance under the Company ESPP.

(d)            Except as set forth in this Section 3.3 and except for the Company Options and Company RSUs outstanding as of the date of this Agreement (and Shares issuable upon the exercise or vesting thereof), there are no: (i) outstanding shares of capital stock or other securities of the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company or any of its Subsidiaries, in each case other than derivative securities not issued by the Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) voting trusts or other Contract to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

(e)            Section 3.3(e) of the Company Disclosure Schedule sets forth a listing of all Persons who hold outstanding Company Options, Company RSUs, or Restricted Shares as of the close of business on the Capitalization Date, indicating, with respect to each Company Option, Company RSU, or Restricted Share, as applicable, the number of Shares subject thereto, the date of grant, the vesting schedule applicable thereto, the per Share exercise price with respect each Company Option, and expiration date. Other than Shares reserved for future issuance under the Company ESPP, the outstanding Options (as defined in the Company ESPP) under the Company ESPP or as set forth in this Section 3.3(e), as of the date of the Capitalization Date, there is no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, profit participation or similar equity or equity-based awards with respect to the Company or any of its Subsidiaries.

(f)            All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.

3.4            Authority; Binding Nature of Agreement.

The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Board of Directors has (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, (b) declared it advisable to enter into this Agreement, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, which resolutions, subject to Section 6.1, have not been subsequently withdrawn or modified in a manner adverse to Parent as of the date of this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. If the Merger is consummated in accordance with Section 251(h) of the DGCL as contemplated hereby, no vote of the Company’s stockholders or any holder of Shares is necessary to authorize or adopt this Agreement or to consummate the Transactions, assuming the accuracy of the representations set forth in Section 4.8.

3.5            SEC Filings; Financial Statements.

(a)            Since January 1, 2018, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the consolidated Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c)            The Company maintains, and at all times since January 1, 2019 has maintained, a system of “internal control over financial reporting” (as defined in Rule 13a-15 under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. To the knowledge of the Company, since January 1, 2019, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (2) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting or (3) any claim or allegation regarding any of the foregoing.

(d)            The Company maintains disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

(e)            The Company is not a party to, nor does it have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.

(f)            As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened in writing, in each case regarding any accounting practices of the Company or compliance with federal securities laws.

(g)            Each document required to be filed by the Company with the SEC in connection with the Offer, including the Schedule 14D-9 (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i)            The information with respect to the Company that the Company furnishes to Parent or Purchaser specifically for use in the Offer Documents, at the time of the filing of and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ii)            Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents.

3.6            Absence of Changes; No Material Adverse Effect. Except as expressly contemplated by this Agreement, from December 31, 2019, through the date of this Agreement:

(a)            (i) the Acquired Companies have operated in all material respects in the ordinary course of business consistent with past practice, and (ii) no Acquired Company has taken any action or failed to take any action that would have constituted a breach of Sections 5.2(b)(i), 5.2(b)(ii), 5.2(b)(iii), 5.2(b)(iv), 5.2(b)(v), 5.2(b)(vi), 5.2(b)(vii), 5.2(b)(viii), 5.2(b)(ix), 5.2(b)(x), 5.2(b)(xii), 5.2(b)(xiii), 5.2(b)(xv), 5.2(b)(xvi), 5.2(b)(xvii), 5.2(b)(xviii), 5.2(b)(xix), 5.2(b)(xx), 5.2(b)(xxi) or 5.2(b)(xxii) with respect to the actions described in the foregoing listed Sections of 5.2(b) had such action been taken after the execution of this Agreement without the prior consent of Parent; and

(b)            there has not occurred any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

3.7            Title to Assets. The Acquired Companies have good and valid title to all assets (excluding Intellectual Property Rights which are covered by Section 3.9) owned by them as of the date of this Agreement, and all of such assets are owned by the Acquired Companies free and clear of any Encumbrances (other than Permitted Encumbrances), in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8            Real Property.

(a)            The Acquired Companies do not own any real property.

(b)            The Acquired Companies hold valid and existing leasehold interests in the real property that is leased or subleased by the Company from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2018, the Company has not received any notice regarding (i) any material violation or breach or default under any lease related to the Leased Real Property that has not since been cured, (ii) any material pending or threatened in writing condemnation of any portion of the Leased Real Property or (iii) building, fire or zoning code violations with respect to the Leased Real Property, in each case in this clause (iii) that is material to the Company.

3.9            Intellectual Property.

(a)            Sections 3.9(a)(i) and 3.9(a)(ii) of the Company Disclosure Schedule set forth a list of all Registered IP (including issued Patents and Patent applications, Trademark registrations and applications, and Copyright registrations and applications) and domain names, which constitutes (i) Owned Registered IP or domain names (in the case of domain names, those owned by the Acquired Companies) or (ii) Licensed Registered IP (respectively). All such Registered IP is, to the knowledge of the Company, subsisting, and, other than any pending applications therefor, valid and enforceable and is not subject to any outstanding order, judgment or decree adversely affecting the Acquired Companies’ use thereof or rights thereto. The Acquired Companies are the sole and exclusive beneficial (and in the case of Owned Registered IP, record) owner of all Company IP owned or purported to be solely owned by the Acquired Companies.

(b)            Section 3.9(b) of the Company Disclosure Schedule sets forth a true, accurate, and complete list of all material computer software owned, or purported to be owned by the Acquired Companies.

(c)            As of the date of this Agreement, no interference, opposition, reissue, reexamination proceeding, cancellation proceeding, investigation or other Legal Proceeding (other than routine examination proceedings with respect to pending applications) is pending against the Acquired Companies (or to the knowledge of the Company, against any other Person) or threatened in writing against the Acquired Companies (or to the knowledge of the Company, against any other Person) in which the claim construction, validity, enforceability, priority, inventorship or ownership of any Owned Registered IP or Licensed Registered IP that is licensed to the Acquired Companies is being contested or challenged.

(d)            The Acquired Companies own and possess all right, title and interest in and to or have the valid right to use all Company IP, free and clear of all Encumbrances other than Permitted Encumbrances; provided that this Section 3.9(d) is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property Rights.

(e)            The Acquired Companies have used commercially reasonable efforts to maintain the confidentiality of material Trade Secrets owned, purported to be owned, or used by the Acquired Companies, including requiring all Persons to whom such Trade Secrets have been disclosed by the Acquired Companies to execute written non-disclosure agreements, other than disclosures made in the ordinary course of business consistent with past practice.

(f)            Section 3.9(f)(i) of the Company Disclosure Schedule sets forth each In-bound License and Section 3.9(f)(ii) of the Company Disclosure Schedule sets forth each Out-bound License.

(g)            (i) The operation of the Acquired Companies’ business as conducted since January 1, 2018 through the date of this Agreement, including the manufacture, development and commercialization of the E-Product and Product Candidates, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by any other Person and (ii) since January 1, 2018 through the date of this Agreement, there has been no Legal Proceeding pending or threatened in any written notice or other written communication directed to the Acquired Companies (or to the knowledge of the Company, to any other Person) including any such allegations (including in the form of an invitation to enter into a license) against the Acquired Companies.

(h)            Since January 1, 2018 through the date of this Agreement, to the knowledge of the Company, (i) no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company IP owned or purported to be owned by or licensed to the Acquired Companies and (ii) there has been no Legal Proceeding pending or threatened in writing including any such allegations against any Person by the Company (or to the knowledge of the Company, by any other Person).

(i)            None of the Company IP owned or purported to be owned by or licensed to, the Acquired Companies is subject to any outstanding injunction, order, decree, charge, consent, judgment, covenant not to sue, settlement, ruling or other disposition of dispute, in each case, that adversely restricts the use, transfer, registration or licensing of any such Company IP by the Acquired Companies, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any such Company IP, provided that the foregoing representations and warranties are made solely to the knowledge of the Company with respect to Company IP licensed to the Company.

(j)            Each current and former employee, officer and direct independent contractor (excluding, for clarity, contract service organizations) of the Acquired Companies who is or was involved in the creation or development of any material Company IP owned or purported to be owned by the Acquired Companies has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property Rights to the Acquired Companies and confidentiality provisions protecting such Intellectual Property Rights, and, to the Company’s knowledge, there is no material breach under any such agreement.

(k)            No present or former employee, officer, or director of the Acquired Companies, or agent or outside contractor or consultant of the Acquired Companies, owns any right, title or interest, in whole or in part, in or to any Company IP owned or purported to be owned by the Acquired Companies.

(l)            No material Company IP owned or purported to be owned by or licensed to the Acquired Companies was conceived or developed with any funding, facilities, personnel, or other material support or resources from any Governmental Body, any foundation, nonprofit, charity, non-governmental organization, or any public or private university, college, or other educational institution or research center, provided that the foregoing representations and warranties are made solely to the knowledge of the Company with respect to Company IP licensed to the Company.

(m)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Acquired Companies to conduct their business as currently conducted, (ii) since January 1, 2018, the Acquired Companies have taken commercially reasonable actions, including material compliance with the Company’s Service Organization Controls (SOC) report, to protect the confidentiality, integrity and security of the Company IT Assets (and all data and other information and transactions stored or contained therein or processed or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including compliance with the Company’s data backup, disaster avoidance, and recovery procedures, and (iii) since January 1, 2018 through the date of this Agreement, there has been no unauthorized use, access or security breaches, or interruption, modification, loss or corruption of any of Company IT Assets (or any data or other information or transactions stored or contained therein or processed or transmitted thereby).

(n)            The Acquired Companies are in compliance with applicable Legal Requirements, as well as their own policies, relating to privacy, data protection, and the collection and use of personally identifiable information collected, used, or held for use by the Acquired Companies, except as would not be, individually or in the aggregate, material to the Acquired Companies, and, as of the date of this Agreement, no Legal Proceedings or claims are pending or threatened in writing against the Acquired Companies alleging a violation of any Person’s privacy with respect to personally identifiable information.

(o)            The consummation of the Transactions will not result in (i) the loss or impairment; (ii) payment of any additional amounts; or (iii) require the consent of any other Person, in each case in respect of the Acquired Companies’ right to own or use any of the material Company IP owned by the Acquired Companies or use any of the material Company IP licensed to and used by the Company.

3.10            Contracts.

(a)            Section 3.10(a) of the Company Disclosure Schedule identifies each Contract to which an Acquired Company is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement and identifies, with respect to each Material Contract, the clause of Section 3.10 (a) to which it applies. For purposes of this Agreement, each of the following Contracts to which an Acquired Company is a party or by which it is bound as of the date of this Agreement (other than (1) nondisclosure agreements entered into (x) in the ordinary course of business consistent with past practice or (y) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions or (2) any Employee Plan) constitutes a “Material Contract”:

(i)            any Contract that is a settlement, conciliation or similar agreement (A) in respect of the E-Product, or (B) with or approved by any Governmental Body and pursuant to which (x) any of the Acquired Companies will be required after the date of this Agreement to pay any monetary obligations, (y) that contains obligations or limitations on the Acquired Companies’ conduct (excluding customary confidentiality requirements and other similar administrative requirements), or (z) any of the Acquired Companies had made any admission of wrongdoing, liability, or responsibility;

(ii)            any Contract (A) materially limiting the freedom or right of any Acquired Company to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Company, or (C) containing exclusivity obligations or otherwise materially limiting the freedom or right of any Acquired Company to sell, distribute or manufacture any products or services for any other Person;

(iii)            any Contract that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration to the Acquired Companies in an amount having a value in excess of $250,000 in the fiscal year ending December 31, 2020, or by the Company in an amount having a value in excess of $250,000 in the fiscal year ending December 31, 2020, and in each case (A) that cannot be cancelled by the Acquired Companies without penalty or further payment without more than sixty (60) days’ notice and (B) excluding commercially available off-the-shelf software licenses and Software-as-a-Service offerings, generally available patent license agreements, material transfer agreements, clinical trial agreements and non-exclusive outbound license agreements (in each case, entered into in the ordinary course of business);

(iv)            any Contract relating to Indebtedness in excess of $50,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Acquired Companies;

(v)            any Contract with any Person constituting a material joint venture, collaboration, partnership or similar profit sharing arrangement;

(vi)            any Contract that by its express terms requires any Acquired Company, or any successor to, or acquirer of, any Acquired Company, to make any payment to another Person as a result of a change of control of any Acquired Company (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(vii)            any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of any Acquired Company, the pledging of the capital stock or other equity interest of any Acquired Company or the issuance of any guaranty by any Acquired Company;

(viii)            any (A) In-bound License and (B) Out-bound License;

(ix)            any Contract pursuant to which any Acquired Company has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones which would result in a payment in excess of $250,000, or (B) payment of royalties or other amounts calculated based upon any revenues or income of any Acquired Company or the E-Product or any Product Candidate, in each case that cannot be terminated by such Acquired Company without penalty without more than sixty (60) days’ notice;

(x)            each Contract for the acquisition or divestiture of a business or of material assets that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations), but excluding any material transfer agreements, clinical trial agreements and non-exclusive licenses, in each case, in the ordinary course of business;

(xi)            any Contract that relates to any swap, forward, futures, or other similar derivative transaction;

(xii)            any Contract between any Acquired Company and any Governmental Body;

(xiii)            any Contract for material Leased Real Property;

(xiv)            any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xv)            any Contract relating to the E-Product containing terms addressing or relating to (x) drug development, research services, pilot programs, clinical trials or other testing programs (other than clinical trial agreements entered into in the ordinary course), including any material collaboration, joint development or other similar agreement, (y) the marketing, supply, manufacturing, distribution, commercialization, purchase or sale of the E-Product (including any sole source supply, co-promotion, sales representative, distribution, wholesaler, reseller or other similar agreement) or (z) the pricing or reimbursement terms for the E-Product or any other product, in each case, (i) that does not otherwise constitute a Material Contract under another subclause of this Section 3.10 and (ii) that is not financially or operationally insignificant to the Acquired Companies; and

(xvi)            any Contract with a Related Party or in which a Related Party has a direct or indirect material financial interest.

(b)            The Company has either delivered or made available to Parent an accurate and complete copy of each Material Contract or has publicly filed each Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Neither the applicable Acquired Company nor, to the knowledge of the Company as of the date of this Agreement, any other party is in material breach of, or material default under, any Material Contract and neither the applicable Acquired Company nor to the knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the applicable Acquired Company and, to the knowledge of the Company, each other party thereto, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since January 1, 2018 through the date of this Agreement, the Acquired Companies has not received or delivered any notice regarding any material violation or breach or default under any Material Contract that has not since been cured.

3.11            Liabilities. The Acquired Companies do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise), including “off-balance sheet arrangements” as defined in Item 303(a) of Regulation S-K of the SEC, except for: (a) liabilities expressly reflected or reserved against in the financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities for performance of obligations under Contracts binding upon the Acquired Companies (other than resulting from any breach or acceleration thereof); (d) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2019; and (e) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12            Compliance with Legal Requirements. The Acquired Companies are, and since January 1, 2018 have been, in compliance with all applicable Legal Requirements, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2018 through the date of this Agreement, the Acquired Companies have not been given written notice of, or been charged with, any material violation of, any applicable Legal Requirement.

3.13            Regulatory Matters.

(a)            Since January 1, 2017, the Acquired Companies have filed, maintained or furnished with the applicable regulatory authorities (including the FDA, European Medicines Agency (“EMA”) or any other Governmental Body performing functions similar to those performed by the FDA, EMA or otherwise having jurisdiction over the safety, efficacy, approval, development, testing, labeling, manufacture, or storage of pharmaceutical products (such other Governmental Bodies, collectively, the “Specified Governmental Bodies”)) all required material filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, notices and other documents, including but not limited to adverse event reports. All such material filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, notices and other documents filed or submitted after January 1, 2018: (i) have been made available to Parent and (ii) were in compliance with applicable Legal Requirements, including all applicable Health Care Laws in all material respects when filed, and no material deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports, submissions, applications, amendments, modifications, notices and other documents, except for those deficiencies that have been addressed in full by the Company. Any updates, changes, corrections or modifications to such materials required under applicable Legal Requirements, including all applicable Health Care Laws, have been submitted in compliance with such Legal Requirements in all material respects.

(b)            All preclinical and clinical investigations sponsored or conducted by or on behalf of the Acquired Companies or, to the knowledge of the Company, by any of the Acquired Companies’ research, development, collaboration or similar partners with respect to the E-Product or any Product Candidates of the Acquired Companies while acting in such capacity (each such party a “Collaboration Partner”), have been and are being conducted in material compliance with all applicable Legal Requirements, including Good Clinical Practices requirements, other Health Care Laws, applicable research protocols and Legal Requirements relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information and consistent with all guidances. Since January 1, 2017, no clinical trial sponsored or conducted by or on behalf of the Acquired Companies or by any Collaboration Partner has been terminated, delayed or suspended prior to completion for safety or other non-business reasons, and neither the FDA, the EMA nor any other Specified Governmental Body, clinical investigator or contract research organization that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted or sponsored by or on behalf of the Acquired Companies or by any Collaboration Partner has commenced, or, to the knowledge of the Company, threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any proposed or ongoing clinical trial conducted, or proposed to be conducted, by or on behalf of the Acquired Companies or by any Collaboration Partner, or alleged any violation of any Health Care Law in connection with any such clinical trial. The Company or an agent on its behalf periodically reviews clinical trial sites participating in any trial sponsored by the Acquired Companies for compliance with all applicable Health Care Laws, and, since January 1, 2017, the Acquired Companies have not identified any material violations of applicable Health Care Laws.

(c)            Since January 1, 2017, none of the Acquired Companies nor, to the knowledge of the Company any Company Associate, employee, agent, clinical investigator or Collaboration Partner has (i) made an untrue statement of a material fact or fraudulent statement to the FDA, EMA or any other Specified Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA, EMA, Centers for Medicare and Medicaid Services (“CMS”) or any other Specified Governmental Body or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or for the EMA or any other Specified Governmental Body to invoke any similar policy. No Acquired Company nor, to the knowledge of the Company, any Collaboration Partner, is the subject of any pending or, to the knowledge of the Company, threatened in writing investigation or other action by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or by the EMA or any other Governmental Body in any similar investigation or other action. Since January 1, 2017, no Acquired Company nor, to the knowledge of the Company, any Company Associate or clinical investigator of any Product Candidates of the Acquired Companies or any Collaboration Partner has been suspended, debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar Legal Requirement or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Legal Requirement.

(d)            The E-Product and the Product Candidates are being, and since January 1, 2017, have been, developed, tested, labeled, manufactured, and stored, as applicable, in compliance in all material respects with all Health Care Laws. Since January 1, 2017, (i) each Acquired Company and, to the knowledge of the Company, any Collaboration Partner, is not currently and has not been subject to any enforcement, regulatory or administrative proceedings against or affecting any Acquired Company, the E-Product or any Product Candidate relating to or arising under any Health Care Law or other applicable Legal Requirement, (ii) no Acquired Company nor, to the knowledge of the Company, any Collaboration Partner, has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, for-cause audit, investigation, arbitration or other Legal Proceeding, and to the knowledge of the Company, there is not pending any allegation that any operation or activity of the Acquired Companies or any Collaboration Partner relating to the Company’s business, the E-Product or any Product Candidate is in material violation of any Health Care Law or other applicable Legal Requirement and (iii) as of the date of this Agreement, no Acquired Company has received any FDA Form 483s or other Specified Governmental Body notices of violations, inspectional observations, “warning letters,” “untitled letters” or other similar written administrative, regulatory or enforcement notice alleging non-compliance with any Health Care Law.

(e)            Since January 1, 2017, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no investigational new drug application or similar document filed by or on behalf of the Acquired Companies with the FDA, EMA or any other Specified Governmental Body has, to the knowledge of the Company, been terminated or suspended, and (ii) no Acquired Company nor, to the knowledge of the Company, any Collaboration Partner, has received any written notice from a Specified Governmental Body that the E-Product or any Product Candidate cannot be developed, tested, labeled, manufactured or stored, substantially in the manner presently performed or contemplated by the Acquired Companies or any Collaboration Partner.

(f)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Companies and, to the knowledge of the Company, their Collaboration Partners have prepared, submitted and implemented timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to all (i) internal or third-party audits, inspections, investigations or examinations of the E-Product, the Product Candidates or the Acquired Companies’ business; (ii) adverse event reports relating to the E-Product or the Product Candidates; (iii) material patient complaints relating to the E-Product or the Product Candidates; (iv) medical incident reports relating to the E-Product or the Product Candidates; and (v) material corrective and preventive actions relating to the E-Product or the Product Candidates or the Acquired Companies’ business.

(g)            No Acquired Company has submitted any claim for payment to any government healthcare program in connection with any referrals related to the E-Product or any Product Candidate, or engaged in any other conduct, that violated in any material respect any applicable self-referral Legal Requirement, including the U.S. Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the Stark Law), any anti-kickback Legal Requirement, including the U.S. Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, any false claims Legal Requirement, including the U.S. Federal False Claims Act, 31 U.S.C. § 3729 et seq., or any other applicable similar state or non-U.S. Legal Requirement.

(h)            The Acquired Companies have operated their business in compliance in all material respects with all applicable Legal Requirements, clinical trial protocols, and contractual or other requirements relating to medical records and medical information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, clinical trial data, patient information or other personal information made available to or collected by the Acquired Companies in connection with the operation of their business, including the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164 (subparts A and E), the Security Standards at 45 C.F.R. Parts 160 and 164 (subparts A and C), the Standards for Electronic Transactions and Code Sets at 45 C.F.R. Parts 160 and 162 promulgated under the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the U.S. Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder (collectively “HIPAA”), the U.S. Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) (“HITECH”) and HITECH implementing regulations, Directive 95/46/EC and all comparable Legal Requirements relating to any of the foregoing (the “Health Care Data Requirements”). The Acquired Companies have implemented in all material respects any confidentiality, security and other measures required by the Health Care Data Requirements. Each Acquired Company is and has at all times been in compliance in all material respects with the applicable privacy and security requirements of HIPAA and HITECH in conducting the Acquired Companies’ business. As of the date hereof, the Company has not suffered any accidental, unauthorized, or unlawful destruction, loss, alteration, or disclosure of, or access to, personal data or suffered a security breach in relation to any other data which it holds. As of the date hereof, no material breach has occurred with respect to any unsecured Protected Health Information, as that term is defined in 45 C.F.R. §160.103, maintained by or for the Company that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D, and, as of the date hereof, no information security or privacy breach event has occurred that would require notification under any comparable Legal Requirements.

(i)            As of the date hereof, the E-Product (or to the knowledge of the Company any component thereof) has not been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) and no Legal Proceeding is pending seeking the recall, withdrawal, suspension or seizure of the E-Product is pending or, to the knowledge of the Company, threatened against any of the Acquired Companies.

(j)            To the knowledge of the Company, there has been (i) no adverse event reportable to the FDA or other Specified Governmental Body identified as part of post-market surveillance activities with respect to the safety or efficacy of the E-Product or (ii) no scientific or technical fact or circumstance that, in either case has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has maintained a comprehensive post-marketing pharmacovigilance program and procedure specifically designed to comprehensively monitor, collect and timely report any adverse events or other material safety issues related to the E-Product as required under the applicable Health Care Law.

3.14            Certain Business Practices. None of the Acquired Companies nor, to the knowledge of the Company, any of their respective Representatives (in each case, acting in the capacity of a Representative, in the interest or for the advantage, of the Acquired Companies), whether directly or indirectly, has (i) used any funds (whether of the Company or otherwise) for contributions, gifts, entertainment or other expenses relating to political activity in violation of applicable Legal Requirements, (ii) made any payment to foreign or domestic government officials or employees (including officials and employees of government-owned or -controlled businesses and institutions) or to foreign or domestic political parties or campaigns in violation of applicable Legal Requirements or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any other applicable Legal Requirement of similar effect, (collectively with Anti-Corruption Laws, “Anti-Corruption and Anti-Money Laundering Laws”). During the five-year period prior to the date of this Agreement, none of the Acquired Companies has received any written or, to the knowledge of the Company, oral communication from a Governmental Body that alleges any of the foregoing. The Acquired Companies maintain policies and procedures that are reasonably designed to ensure compliance by the Acquired Companies, their directors and officers, with all applicable Anti-Corruption and Anti-Money Laundering Laws.

3.15            Governmental Authorizations. The Governmental Authorizations held by the Acquired Companies are valid and in full force and effect, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Acquired Companies are in compliance with the terms and requirements of such Governmental Authorizations, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.16            Tax Matters.

Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(a)            Each of the Tax Returns required to be filed by any Acquired Company with any Governmental Body (the “Company Returns”) has been timely filed, and such Tax Returns (taking into account any amendments thereto) are complete and accurate. All Taxes required to have been paid by any Acquired Company (whether or not shown on the Company Returns) have been timely paid to the relevant Governmental Body.

(b)            Each Acquired Company has complied with all applicable Legal Requirements relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, stockholder, customer or other third party.

(c)            (i) There is no audit, examination or Legal Proceeding that is ongoing, pending or has been threatened in writing with regard to any Company Return and (ii) no written claim has been received by any Acquired Company from any Governmental Body in any jurisdiction where such Acquired Company does not file Tax Returns or pay Taxes that such Acquired Company is or may be required to file a Tax Return or be subject to Tax in that jurisdiction. No tolling, extension or waiver of the statute of limitation period applicable to any of the Company Returns has been granted and is currently in effect (other than pursuant to customary extensions of the due date for filing a Tax Return).

(d)            No audit, examination or Legal Proceeding involving the IRS or any other Governmental Body is ongoing, pending or has been threatened in writing against or with respect to any Acquired Company in respect of any Tax, and no deficiency of Taxes has been asserted in writing as a result of any audit, examination or Legal Proceeding by any Governmental Body that has not been paid, has not been accrued for or is not being contested in good faith and in accordance with applicable Legal Requirements.

(e)            No Acquired Company (i) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company), or (ii) has material liability for the Taxes of any other Person (other than the Acquired Companies) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of any state, local or non-U.S. Tax law), or as a transferee or successor or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business).

(f)            During the two-year period ending on the date hereof, no Acquired Company has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g)            No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (b) (2) in any tax year for which the statute of limitations has not expired.

(h)            No Acquired Company is a party to, bound by, or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases, employment agreements and similar agreements entered into in the ordinary course of business).

(i)            There are no Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Company, other than Permitted Encumbrances.

(j)            Each Acquired Company has conducted all related party transactions at arm’s length in compliance with Section 482 of the Code and the U.S. Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Tax law) and has maintained documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the U.S. Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Tax law).

(k)            No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any change in method of accounting under Section 481 of the Code or any similar provision of the Code or corresponding Tax laws of any Governmental Body, (B) an installment sale or open transaction disposition made on or prior to the Closing Date, (C) a closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Tax law) executed on or prior to the Closing Date, or (D) an election pursuant to Section 108(i) or Section 965(h) of the Code made effective on or prior to the Closing Date.

(l)            No representation or warranty is made with respect to the amount or availability of any Tax attribute (including a net operating loss or Tax credit) for any taxable period or portion thereof beginning after the Closing Date.

3.17            Employee Matters; Benefit Plans.

(a)            Except as required by applicable Legal Requirements, the employment or service of each of the Company Associates (as applicable) is terminable by the employing Acquired Company at will.

(b)            No Acquired Company is a party to, nor bound by, any collective bargaining agreement or any other labor-related Contract or arrangements with any labor union or labor organization representing any of its employees, and no Company Associates are represented by any labor union or labor organization with respect to their employment with any Acquired Company. In the three-year period prior to the date of this Agreement, there has not been any unfair labor practice charge, material grievance, material arbitration, strike, lockout, or other union organizing activity or dispute, or any threat thereof, by any Company Associates with respect to their employment with any Acquired Company.

(c)            In the three-year period prior to the date of this Agreement, each Acquired Company has been in material compliance with all applicable Legal Requirements related to employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, employee classification, child labor, immigration, employment discrimination, harassment, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(d)            In the three-year period prior to the date of this Agreement, to the knowledge of the Company, no allegations of sexual harassment or misconduct have been made against (i) any officer, or director of the Company or (ii) any Company Associates who, directly or indirectly, supervises other Company Associates.

(e)            To the knowledge of the Company, no Company Associate is in any respect in violation of any term of any employment agreement, consulting agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Acquired Company or (ii) to a former employer or entity formerly engaging such Company Associate relating to (A) the right of any such Company Associate to be employed or engaged by the Acquired Company or (B) the knowledge or use of trade secrets in proprietary information.

(f)            To the knowledge of the Company, no current employee of any Acquired Company, at the level of Vice President or higher, intends to terminate his or her employment with the Acquired Company.

(g)            Section 3.17(g) of the Company Disclosure Schedule sets forth a list of each material Employee Plan (other than equity grant notices, agreements and instruments that do not materially deviate from the forms delivered or made available to Parent prior to the execution of this Agreement in accordance with Section 3.17(l)). The Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each Employee Plan listed on Section 3.17(g) of the Company Disclosure Schedule copies of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, (ii) the most recent annual actuarial valuation, if any, and the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), (iii) all material correspondence to or from the IRS, the United States Department of Labor or any other Governmental Body with respect to an Employee Plan, and (iv) the most recent determination letter received from the IRS with respect to the Employee Plan (if applicable).

(h)            Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has ever sponsored, maintained, contributed to, been required to contribute to, or had any other material liability with respect to, a plan subject to Section 302 or Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA.

(i)            Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect materially and adversely the qualified status of any such Employee Plan. Each of the Employee Plans has been operated in compliance with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, the Company is not and could not reasonably be expected to be subject to liability pursuant to Section 502 of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no pending, or, to the knowledge of the Company, threatened in writing or anticipated material claims by, on behalf of or with respect to any Employee Plan, by any Company Associate or his or her beneficiary covered under such Employee Plan, or otherwise involving any such plan (other than routine claims for benefits), except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)            Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), or where the full cost of such benefit is borne entirely by the applicable individual (or his or her eligible dependents or beneficiaries), neither any Acquired Company nor any Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former Company Associate pursuant to any retiree medical benefit plan or other retiree welfare plan.

(k)            Except as provided in Section 2.8, the consummation of the Transactions will not (either alone or in combination with other events or circumstances) (i) entitle any Company Associate to any change of control, retention, transaction bonus, severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Associate or (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any payments or benefits under any Employee Plan. No amounts payable under an Employee Plan will fail to be deductible due to the operation of Section 280G of the Code.

(l)            The Company has delivered or made available to Parent copies of the Company Equity Plans and the forms of all agreements and instruments relating to or issued under the Company Equity Plans. Each outstanding Company Option has an exercise price equal to or above the fair market value on the date of grant (within the meaning of Section 409A of the Code) and is otherwise not subject to Section 409A of the Code.

(m)            Each Employee Plan maintained for the benefit of any Company Associate who performs services outside the United States is now and has been operated in material compliance with its terms and all applicable Legal Requirements, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.18            Environmental Matters.

(a)            The Acquired Companies are and, since January 1, 2018, have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Authorizations required under Environmental Laws for the operation of its business, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Since January 1, 2018 through the date of this Agreement, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Companies have not received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of the Acquired Companies relating to or arising under Environmental Laws.

(c)            Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, there are and, since January 1, 2018, and have been no Hazardous Materials present or Releases on, at, under or from any property or facility at which any Acquired Company conducts its business, including the Leased Real Property.

3.19            Insurance. The Company has delivered or made available to Parent a copy of all material insurance policies relating to the business, assets and operations of the Acquired Companies. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Companies maintain insurance coverage in such amounts and covering such risks as are in accordance with normal industry practice for companies in the biotechnology industry of similar size and stage of development. To the knowledge of the Company, all such insurance policies are in full force and effect, no notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder except for such defaults as have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no claim pending under any of the Acquired Companies’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies except for such claims as have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.20            Legal Proceedings; Orders.

(a)            As of the date of this Agreement, there are no material Legal Proceedings pending and served (or, to the knowledge of the Company, pending and not served or threatened in writing) against any Acquired Company or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Company in such individual’s capacity as such, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            As of the date of this Agreement, to the knowledge of the Company, there is no material order, writ, injunction or judgment to which any Acquired Company is subject (excluding customary confidentiality requirements and other similar administrative requirements).

(c)            To the knowledge of the Company, as of the date of this Agreement, no investigation or review by any Governmental Body (including subpoenas and formal and informal requests for documents or information) with respect to or involving any Acquired Company is pending or is being threatened in writing (excluding customary inspections by any Governmental Body conducted in the ordinary course of the Acquired Companies’ business).

3.21            Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.8, the Board of Directors has taken all actions necessary or appropriate, and will take after the date hereof, all actions that may be necessary or appropriate, so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, to the extent such restrictions can be rendered inapplicable by action of the Board of Directors under Legal Requirements, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other Transactions.

3.22            Non-Contravention; Consents.

(a)            Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), and the rules and regulations of the SEC and NASDAQ, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of the Acquired Companies; (ii) cause a violation by the Acquired Companies of any Legal Requirement or order applicable to the Company, or to which the Acquired Companies are subject; (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Acquired Companies is entitled under any provision of any Material Contract; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of the Company, in the case of each of clauses (ii), (iii) and (iv) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Schedule 14D-9 and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the DGCL, Takeover Laws, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and the applicable rules and regulations of the SEC and any national securities exchange, the Acquired Companies not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.23            Opinions of Financial Advisors. The Board of Directors has received an opinion of each of PJT Partners LP and BofA Securities, Inc. (each, a “Financial Advisor” and, together, the “Financial Advisors”), financial advisors to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in such opinions, the Offer Price per Share to be received by the holders of Shares (other than holders of Excluded Shares or Dissenting Shares) pursuant to this Agreement was fair, from a financial point of view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of each such opinion as soon as possible on or after the date of this Agreement.

3.24            Brokers and Other Advisors. Except for the Financial Advisors, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. A true and correct copy of the engagement letter with each Financial Advisor has been provided to Parent prior to the execution and delivery of this Agreement.

3.25            Affiliate Transactions. No (a) present or former executive officer or director of the Company, (b) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the Shares or (c) Affiliate or “associate” or any member of the “immediate family” (as “associate” or “immediate family member” are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (a) or (b) (each of the foregoing, a “Related Party”) is a party to or since January 1, 2017, has engaged in any material transaction, agreement, commitment, arrangement or understanding with the Company, excluding any employment or similar agreement, confidentiality agreement, invention assignment agreement, noncompetition agreement, indemnification agreement with any present or former officer or director of the Company, any Employee Plan, any Company Equity Plan or any Contract in connection therewith.

Section 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1            Due Organization. Each of Parent and Purchaser is a corporation or other Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (with respect to jurisdictions that recognize such concept) and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2            Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged, and prior to the Effective Time will not engage, in any business activities or conducted any operations other than in connection with the Transactions and those incident to Purchaser’s formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

4.3            Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement, the CVR Agreement, and to consummate the Transactions. The board of directors of each of Parent and Purchaser have approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement and approved the execution, delivery and performance by Parent and Purchaser of this Agreement, the CVR Agreement and the consummation of the Transactions, including the Offer and the Merger. This Agreement has been duly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company or the Rights Agent (as the case may be), this Agreement constitutes, and at the Offer Acceptance Time, the CVR Agreement will constitute, the legal, valid and binding obligation of Parent and Purchaser and is, and at the Offer Acceptance Time, the CVR Agreement will be, enforceable against Parent and Purchaser in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

4.4            Non-Contravention; Consents.

(a)            Assuming compliance with the applicable provisions of the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), the execution and delivery of this Agreement and the CVR Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Ultimate Parent, Parent or Purchaser; (ii) cause a violation by Ultimate Parent, Parent or Purchaser of any Legal Requirement or order applicable to Ultimate Parent, Parent or Purchaser, or to which Parent or Purchaser are subject; or (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Ultimate Parent, Parent or Purchaser is entitled under any provision of any Contract, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), Takeover Laws, the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and the applicable rules and regulations of the SEC and any national securities exchange, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement or the CVR Agreement by Parent or Purchaser, or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, except those that the failure to make or obtain as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No vote of Ultimate Parent’s, Parent’s or Purchaser’s stockholders is necessary to approve this Agreement, the CVR Agreement or any of the Transactions (except in the case of Purchaser as has been obtained prior to the execution hereof).

4.5            Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Ultimate Parent, Parent or Purchaser supplied or to be supplied by or on behalf of Ultimate Parent, Parent or Purchaser or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, (a) at the time such document is filed with the SEC, (b) at any time such document is amended or supplemented or (c) at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 4.5 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Ultimate Parent, Parent or Purchaser by the Company or any of its Representatives on behalf of the Company specifically for inclusion therein.

4.6            Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served, against Ultimate Parent, Parent or Purchaser, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.7            Funds. Parent has and as of the Offer Acceptance Time will have available funds in an amount sufficient to consummate the Transactions by payment in cash of the aggregate Offer Price, the aggregate Merger Consideration payable following the Effective Time and the aggregate amounts payable pursuant to the terms hereof to holders of Company Options and Company RSUs.

4.8            Ownership of Shares. Except for any Shares acquired in the Offer, neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s Affiliates has owned, beneficially or otherwise, any Shares or any securities, Contracts or obligations convertible into or exercisable or exchangeable for Shares. Neither Parent nor Purchaser is, nor for the past three years has been, an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.9            Acknowledgement by Parent and Purchaser.

(a)            Neither Parent nor Purchaser is relying, and neither Parent nor Purchaser has relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b)            In connection with the due diligence investigation of the Company by Parent and Purchaser and their respective Affiliates, stockholders or Representatives, Parent and Purchaser and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Purchaser acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Company, or any of its Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly included in a representation or warranty contained in this Agreement. Accordingly, Parent and Purchaser acknowledge and agree that neither the Company nor any of its Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in this Agreement.

4.10          Brokers and Other Advisors. Except for Persons, if any, whose fees and expenses shall be paid by Parent or Purchaser, no broker, finder, lawyer, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser, or any of their respective Subsidiaries.

Section 5
CERTAIN COVENANTS OF THE COMPANY

5.1            Access and Investigation.

(a)            During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall and shall cause the other Acquired Companies and the Acquired Companies’ Representatives to, provide Parent and Parent’s Representatives with reasonable access (including by electronic means) during normal business hours of the Company to the Acquired Companies’ Representatives, designated personnel and assets and to all existing books, records, documents and information relating to the Acquired Companies, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Company and its Subsidiaries and such additional financial, operating and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request, in each case for any reasonable business purpose related to the consummation of the Transactions; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies. Nothing herein shall require any Acquired Company to disclose any information to Parent if such disclosure would, in the good faith belief of the Acquired Companies (after consultation with outside counsel) and after notice to Parent (i) jeopardize any attorney-client or other legal privilege (so long as the Acquired Companies have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto, including entering into common interest or joint defense agreements), (ii) contravene any applicable Legal Requirement (so long as the Acquired Companies have reasonably cooperated with Parent to permit disclosure to the extent permitted by Legal Requirements); provided, however, in the case of clause (ii), that the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so could reasonably (in the good faith belief of the Acquired Companies (after consultation with outside counsel)) be managed through the use of customary “clean room” arrangements pursuant to which Representatives of Parent could be provided access to such information. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidential Disclosure Agreement, dated as of July 19, 2019, between the Company and Ultimate Parent (the “Confidentiality Agreement”).

(b)         (i)      Subject to applicable Legal Requirements, each of the Company and Parent shall promptly notify the other of (A) any notice or other communication received by such Party from any Governmental Body in connection with this Agreement, the Offer, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other Transactions; or (B) any Legal Proceeding commenced or, to any Party’s knowledge, threatened in writing against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other Transaction, or affecting the business of such Party or any of its Subsidiaries.

(ii)            (A) The Company shall give prompt notice to Parent of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely, and (B) Parent shall give prompt notice to the Company of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Parent Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely.

(iii)            For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.1(b) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any Offer Condition or any of the conditions set forth in Section 7 or give rise to any right to terminate under Section 8.

5.2            Operation of the Company’s Business. During the Pre-Closing Period, except (x) as expressly required by this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) as set forth in Section 5.2 of the Company Disclosure Schedule:

(a)            the Company shall and shall cause each of the Acquired Companies to (i) conduct its business in the ordinary course consistent with past practice and (ii) use reasonable best efforts to preserve intact its material assets, properties, Intellectual Property Rights, Contracts, licenses and business organization and to preserve satisfactory business relationships with licensors, licensees, lessors, Governmental Bodies and others having material business dealings with the Acquired Companies; and

(b)            the Company shall not and shall cause the other Acquired Companies not to:

(i)            (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), or (B) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than: (1) forfeiture of Shares subject to employment- or performance-based forfeiture restrictions; (2) cancellation of Company Options or Company RSUs (or Shares issued upon the exercise thereof) outstanding on the date hereof pursuant to the terms of any such Company Option or Company RSU (in effect as of the date hereof) between any Acquired Company and a Company Associate or member of the Board of Directors upon termination of such Person’s employment or engagement by the Company; or (3) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Shares subject to employment- or performance-based forfeiture restrictions, Company Options or Company RSUs in accordance with the present terms of such Shares, Company Options or Company RSUs;

(ii)            split, combine, subdivide or reclassify any Shares or other equity interests;

(iii)            sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities, restricted stock unit or right to acquire any capital stock, voting securities, equity interest or other security or (C) any instrument convertible into, exchangeable for or settled in any capital stock, voting securities, equity interest or other security (except that the Company may issue Shares as required to be issued upon the exercise of Company Options or upon the vesting of Company RSUs outstanding as of the date of this Agreement in accordance with their present terms or pursuant to the terms of the Company ESPP in accordance with its present terms, but subject to Section 6.4);

(iv)            except as set forth in Section 2.8, establish, adopt, terminate or materially amend any Employee Plan (or any plan, program, arrangement or agreement that would have been an Employee Plan if it were in existence on the date hereof) or any collective bargaining agreement or other labor agreement, or amend or waive any of its material rights under, or accelerate the payment or vesting of compensation or benefits under, any provision of any of the Employee Plans or grant any Company Associate any increase in compensation, bonuses or severance, retention or other payments or benefits (except that the Company may: (A) provide non-material increases in salary, wages or benefits to non-executive employees in the ordinary course of business consistent with past practice provided such increase would not materially increase the amount of severance, retention or other similar payment that such employee may become entitled to receive; (B) amend any Employee Plan to the extent required by applicable Legal Requirements; (C) enter into at-will employment agreements with new employees below the level of Vice President in the ordinary course of business; and (D) enter into agreements with consultants in the ordinary course of business consistent with past practice (and on terms consistent with the terms entered into with consultants by the Company and the other Acquired Companies); in the case of clauses (C) and (D), provided that such employment or consulting agreements do not provide for total annual compensation in excess of $125,000 and are terminable without penalty on less than 90 days’ advance notice);

(v)            other than offers of employment or engagement made by the Company as of the date of this Agreement that have been made available to Parent, hire any employee or retain any consultant or promote any employee (other than as permitted under clause (D) of Section 5.2(b)(iv) above) or terminate any employee at the level of Vice President or above, other than for cause;

(vi)            commence, alone or with any third party, any clinical trial in respect of the E-Product or any Product Candidate;

(vii)           terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any applicable material Governmental Authorization;

(viii)          qualify any new site for manufacturing of the E-Product or any Product Candidate;

(ix)            amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(x)             form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, development, partnership or similar arrangement;

(xi)            make or authorize any capital expenditure (except that the Company may make capital expenditures in the ordinary course of business consistent with past practice that do not exceed $100,000 individually or $250,000 in the aggregate);

(xii)            acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any Patent expiring at the end of its statutory term and not capable of being extended), encumber or subject to any material Encumbrance (other than Permitted Encumbrances that are not Intellectual Property Rights licenses), transfer or assign any material right or other material asset or property (except (A) with respect to Intellectual Property Rights, non-exclusive immaterial licenses or other non-exclusive grants of rights to use such Intellectual Property Rights as necessary in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use) of the applicable Intellectual Property Right, (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company consistent with past practice in amounts not exceeding $200,000 individually or in the aggregate or (C) capital expenditures permitted by clause (xi) of this Section 5.2(b));

(xiii)          lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto);

(xiv)          (A) other than in the ordinary course of business consistent with practices, amend or modify in any material respect, or waive or release any material rights under or voluntarily terminate, any Material Contract, or (B) enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(xv)            except as required by applicable Legal Requirements, (A) make any material change to any accounting method, principle or practice or accounting period used for Tax purposes; (B) make, change or revoke any material Tax election; (C) file a material amended Tax Return; (D) enter into a “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) with any Governmental Body regarding any material Tax liability or assessment; (E) request any letter ruling from the IRS (or any comparable ruling from any other taxing authority); (F) settle or compromise any material Legal Proceeding relating to Taxes or surrender a right to a material Tax refund; (G) waive or extend the statute of limitations with respect to any material Tax or material Tax Return (other than pursuant to customary extensions of the due date for filing a Tax Return); or (H) enter into any Tax allocation, indemnity or sharing agreement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases, employment agreements and similar agreements entered into in the ordinary course of business);

(xvi)            (A) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any settlement, release, waiver or compromise that (1) results solely in monetary obligations involving only the payment of monies by the Acquired Companies of not more than $200,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, the Company) or (2) results in no monetary or other non-monetary obligation of the Acquired Companies (excluding customary confidentiality requirements and other similar administrative requirements); provided, however that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 2.7 or Section 6.6, as applicable, and provided further the foregoing shall not permit the Company to settle, release, waive or compromise any Legal Proceeding or claim (x) that provides for the grant to any third party of a license or other grant of rights to any material Intellectual Property Rights or assets, or (y) that would impose any material restrictions or changes on the business or operations of, or the admission of wrongdoing, liability or responsibility by, the Company or (B) commence any material Legal Proceeding, other than in the ordinary course of business consistent with past practice;

(xvii)           enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements);

(xviii)          adopt or implement any stockholder rights plan (or similar plans or arrangements);

(xix)            adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xx)            (A) assign, sell, lease, license, dispose, cancel, abandon, grant rights to or fail to renew, maintain or diligently pursue applications for, or defend, any material Company IP owned, or licensed and controlled, by the Acquired Companies or (B) disclose to any third party, other than Representatives of Parent or under a confidentiality agreement, any trade secrets or know-how included in the Company IP owned by or licensed to the Acquired Companies, in each case other than in the ordinary course and consistent with past practice;

(xxi)            make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable Legal Requirement; or

(xxii)           authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxi) of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Company prior to the Offer Acceptance Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.

5.3            No Solicitation.

(a)            Except as permitted by this Section 5.3, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries and its and their officers and directors not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal or any Product Transaction Proposal; (ii) (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or any Product Transaction Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, any Acquisition Proposal or any Product Transaction Proposal or any proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or any Product Transaction Proposal (other than to state that the terms of this provision prohibit such discussion), (C) approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to any Acquisition Proposal or any Product Transaction Proposal or any proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or any Product Transaction Proposal (other than an Acceptable Confidentiality Agreement) or (D) take any action to exempt any Person (other than Parent and its Subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational and other governing documents; (iii) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract; or (iv) resolve or agree to do any of the foregoing. As promptly as reasonably practicable (and in any event within two business days) following the date hereof, the Company shall discontinue electronic or physical data room access granted, and request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all information or documents previously furnished to any Person (other than Parent, its Affiliates and their respective Representatives) that has made, has indicated an intention to make any Acquisition Proposal or any Product Transaction Proposal and all material incorporating such information created by any such Person.

(b)            If at any time on or after the date of this Agreement and prior to the Offer Acceptance Time any Acquired Company or any of their Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made on or after the date of this Agreement and did not result from a material breach of this Section 5.3, and the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer and that the failure to take such action described in clauses (x) and (y) below would be inconsistent with its fiduciary duties under applicable Legal Requirements, then, notwithstanding anything in Section 5.3(a) to the contrary, the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement (a copy which shall be furnished to Parent promptly after the execution thereof), information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal, provided that the Company shall as promptly as practicable (and in any event within 24 hours) provide to Parent any information concerning the Acquired Companies that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal; provided, in the case of clauses (x) and (y), that at or prior to the first time that the Company furnishes any information to or participates in any discussions or negotiations with any Person on or after the date of this Agreement, the Company shall provide written notice to Parent of such determination in good faith of the Board of Directors as provided for above and the identity of such Person.

(c)            During the Pre-Closing Period, the Company shall (i) promptly (and in any event within 24 hours) notify Parent orally and in writing if any inquiries, proposals or offers with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal are received by any Acquired Company or any of their Representatives and provide to Parent a copy of any written inquiry or Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or other agreement or other supporting materials with respect thereto and all material written correspondence from such Person or Persons making the inquiry or Acquisition Proposal) and a summary of any material unwritten terms and conditions thereof (and indicate the identity of the Person or Persons making the inquiry or Acquisition Proposal), and (ii) keep Parent reasonably informed of any material developments, discussions or negotiations, and provide Parent any material correspondence received or made by any Acquired Company or any of their Representatives regarding any Acquisition Proposal on a prompt basis (and in any event within 24 hours of such material development, discussion, negotiation, delivery or receipt by the Company).

(d)            Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from disclosing to the stockholders of the Company any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or from taking and disclosing such other position or disclosure as is required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from taking any action necessary to comply with applicable Legal Requirements; provided, however, that the Board of Directors shall not effect a Company Adverse Change Recommendation except in accordance with Section 6.1(b).

(e)            The Company agrees that in the event any Representative of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries takes any action that, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

Section 6
ADDITIONAL COVENANTS OF THE PARTIES

6.1            Company Board Recommendation.

(a)            Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, subject to Section 6.1(b), neither the Board of Directors nor any committee thereof shall (i)(A) withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation, (B) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal, (C) after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Company Board Recommendation within three business days after a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Offer Acceptance Time), provided, that Parent may only make such request once with respect to any Acquisition Proposal (provided, that each time a Determination Notice is given Parent shall, subject to the following provision, be entitled to make a new such request); and provided, further, that the Company shall not be required to provide any such affirmation during the four or two business day periods, as applicable, following the giving of a Determination Notice, (D) following the commencement of a tender offer or exchange offer relating to the Shares by a Person unaffiliated with Parent, fail to publicly affirm the Company Board Recommendation and recommend that the Company’s stockholders reject such tender offer or exchange offer within 10 business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Offer Acceptance Time) or (E) fail to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to the Company’s stockholders (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or allow the Company to execute or enter into any Contract, letter of intent, memorandum of understanding, agreement in principle or term sheet with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

(b)            Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time, and subject to compliance with the other provisions of this Section 6.1:

(i)            if the Company has received a bona fide written Acquisition Proposal from any Person that has not been withdrawn and after consultation with outside legal counsel and its financial advisors, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer, (x) the Board of Directors may make a Company Adverse Change Recommendation, or (y) provided that the Company is not in breach of Section 5.3 and in a manner that led to such Acquisition Proposal and subject to the other provisions of Section 8.1(e), the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case, if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating this Agreement pursuant to Section 8.1(e) at least four business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation or termination) and, if requested in writing by Parent during such four business day period, shall have negotiated, and caused its Representatives to negotiate, in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (1) the Company shall have provided to Parent information with respect to such Acquisition Proposal in accordance with Section 5.3(c), as well as a copy of any acquisition agreement with respect to such Acquisition Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to the Company, a written summary of the material terms thereof), (2) the Company shall have given Parent the four business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel and its financial advisors, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, taking and disclosing a position or otherwise making any disclosure as is required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or otherwise complying with applicable Legal Requirements shall not, in and of itself, be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. The provisions of this Section 6.1(b)(i) shall also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or other material amendment to any Acquisition Proposal and require a new Determination Notice (provided that for the purposes of such subsequent Determination Notice, all references to “four business days” shall be deemed to be “two business days”); and

(ii)            other than in connection with a Superior Offer (which shall be subject to Section 6.1(b)(i)), the Board of Directors may make a Company Adverse Change Recommendation in response to an Intervening Event if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four business days prior to making any such Company Adverse Change Recommendation and, if desired by Parent, during such four business day period shall have negotiated, and caused its Representatives to negotiate, in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary; and (C) (1) the Company shall have specified in reasonable detail the facts and circumstances that render a Company Adverse Change Recommendation necessary, (2) the Company shall have given Parent the four business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements. The provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances specified by the Company pursuant to clause (C)(1) above and require a new Determination Notice (provided that for the purposes of such subsequent Determination Notice, all references to “four business days” shall be deemed to be “two business days”).

6.2            Filings, Consents and Approvals.

(a)            The Parties agree to use their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws, that may be asserted by any Governmental Body, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable and advisable all non-legally privileged information reasonably required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act or other applicable Antitrust Law. Subject to the terms of this Section 6.2, the Parties shall use their reasonable best efforts to obtain from any Governmental Body all consents, approvals authorizations or orders required to be obtained under the Antitrust Laws or to avoid the entry or enactment of any injunction or other order or decree relating to any Antitrust Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions. Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be required to, and without the prior written consent of Parent, the Company, or the Acquired Companies shall not, sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise) or agree to any other structural, behavioral or conduct remedy, before or after the Offer Acceptance Time or the Effective Time, any entities, businesses, divisions, operations, products or product lines, assets, Intellectual Property Rights or businesses of Parent, the Company (or any of their respective Subsidiaries or other Affiliates) or agree to any restriction on the conduct of such businesses which (A) would materially and adversely affect the business of Parent and its Subsidiaries, taken as a whole, or (B) would require the sale, license, divestiture, disposal, or holding separate of, or any other structural, behavioral or conduct remedy involving the E-Product or the Product Candidates. Nothing in this Section 6.2 shall require the Parent or the Company, or the Acquired Companies, to take or agree to take any action unless the effectiveness of such action is conditioned upon Closing. Notwithstanding the foregoing and any other provision of this Agreement to the contrary, in no event shall Parent, Purchaser, the Company or any of their respective Subsidiaries be obligated to litigate or participate in the litigation of any action, whether judicial or administrative, brought by any Governmental Body challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions.

(b)            Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) as promptly as reasonably practicable (but no later than 10 business days after the date of this Agreement, unless otherwise mutually agreed to by the Parties), make an appropriate filing of all Notification and Report forms as required by the HSR Act, with respect to the Transactions and (ii) cooperate with each other in determining whether, and as promptly as reasonably practical preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(c)            Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions under the Antitrust Laws, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of, and wherever practicable give the other party reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (except that documents, including “4(c) and 4(d) documents” as that term is used under the HSR Act, that contain valuation information or information not related in any way to the Transactions can be redacted), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any written analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, give the other Party reasonable prior notice and permit outside counsel for the other Party to be present at each meeting or conference, including by telephone, relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.

(d)            During the Pre-Closing Period, the Company shall to the extent permissible under applicable Legal Requirements and reasonably practicable and where doing so would not reasonably be expected to impair or adversely affect the Company, any of its plans with respect to the E-Product or the Product Candidates or its ability to interact with any Governmental Body consistent with companies at similar stages of development in the pharmaceutical industry (in each case as determined in good faith by the Company) (i) offer Parent the opportunity to consult with the Company prior to any proposed material meeting or other material communication with the FDA, EMA, CMS or any other Specified Governmental Body relating to the E-Product or any Product Candidate or material Governmental Authorization (it being understood that in no event shall the Company be required to delay or modify any of its actions as a result of this Section 6.2(d)), (ii) promptly inform Parent of, and provide Parent with a reasonable opportunity to review, in advance, any material filing, material correspondence or other material communication proposed to be submitted by or on behalf of the Company to the FDA, EMA, CMS or any other Specified Governmental Body by or on behalf of the Company, in each case relating to the E-Product or any Product Candidate or material Governmental Authorization (it being understood that in no event shall the Company be required to delay any such filings, correspondence or communication), (iii) keep Parent reasonably informed of any material communication (written or oral) with or from the FDA, EMA, CMS or any other Specified Governmental Body or relating to the E-Product or any Product Candidate or Governmental Authorization and (iv) promptly inform Parent and provide Parent with a reasonable opportunity (but no more than two business days, to the extent practicable) to comment, in each case, prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, commercialization and reimbursement activities or materials (including promotional and marketing activities and materials) relating to the E-Product or any Product Candidate. The Company shall promptly notify Parent of any significant data relating to the E-Product or any Product Candidate, including information related to any significant adverse events with respect to the E-Product or any Product Candidate, in each case which it discovers after the date hereof.

(e)            Neither Party shall enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) obtain all authorizations, consents, orders and approvals of Governmental Bodies necessary for the consummation of the transactions contemplated hereby.

6.3            Employee Benefits.

(a)            For a period commencing at the Effective Time and ending on the one year anniversary of the Effective Time, Parent shall provide, or cause to be provided, to those employees of the Company who are employed by the Company as of immediately prior to the Effective Time and who continue to be actively employed by the Surviving Corporation (or any Affiliate thereof) during such period (the “Continuing Employees”) with (i) the base salary or wage rate and annual cash bonus opportunities (excluding equity-based compensation opportunities) that are, in each case, no less than those provided by the Company immediately prior to the Offer Acceptance Time; (ii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Offer Acceptance Time; and (iii) severance benefits no less favorable than those provided to by the Company immediately prior to the Offer Acceptance Time.

(b)            For a period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time, Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the health and welfare benefit plans of the Company immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 6.3 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time, subject to the requirements set forth in Section 6.3(a), and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan (upon expiration of any appropriate transition period), then the Continuing Employees shall be eligible to participate in the Surviving Corporation’s (or an Affiliate’s) health and welfare benefit plans to the extent that coverage under such plans is replacing comparable coverage under an Employee Plan in which such Continuing Employee participated immediately before the Effective Time. To the extent that service is relevant under any benefit plan of Parent or an Affiliate and/or the Surviving Corporation, then Parent shall ensure that such benefit plan shall, for all purposes, credit Continuing Employees for service prior to the Effective Time with the Company and its Affiliates or their respective predecessors; provided, that, if such benefit plan replaces a benefit plan of the Company that recognized service for the same purpose, such service will be recognized to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of the Company. Nothing in this Section 6.3 or elsewhere in this Agreement shall be construed to create a right in any Person to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment.

(c)            To the extent permitted under applicable Legal Requirements, with respect to any employee benefit plans maintained for the benefit of the Continuing Employees following the Effective Time, Parent shall, and shall cause the Surviving Corporation, any of its Affiliates, and any successor thereto, to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived or satisfied under comparable plans of the Company or its Subsidiaries, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the calendar year in which the Effective Time occurs under similar plans maintained by the Company.

(d)            The provisions of this Section 6.3 are solely for the benefit of the Parties, and no provision of this Section 6.3 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.

6.4            ESPP. As soon as reasonably practicable after the date of this Agreement, the Company shall take all necessary actions under the Company ESPP to provide that (a) the “Offering Period” (as defined in the Company ESPP) in effect as of the date of this Agreement shall be the final Offering Period (such period, the “Final Offering Period”) and no further Offering Period shall commence pursuant to the Company ESPP after the date of this Agreement, (b) the “Purchase Period” (as defined in the Company ESPP) in effect as of the date of this Agreement shall be the final Purchase Period (such period, the “Final Purchase Period”) and no further Purchase Period shall commence pursuant to the Company ESPP after the date of this Agreement, and (c) no individual participating in the Final Purchase Period on the date of this Agreement shall be permitted to (i) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Purchase Period commenced or (ii) make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, except as may be required by applicable Legal Requirement. Prior to the Offer Acceptance Time, the Company shall take all action that may be necessary to, effective upon the Offer Acceptance Time, (A) cause the Final Offering Period and Final Purchase Period to be terminated no later than five business days prior to the date on which the Offer Acceptance Time occurs, if the Final Offering Period and Final Purchase Period have not otherwise terminated pursuant to the Company ESPP prior to such date (and the early termination date of the Final Purchase Period shall be the “New Purchase Date” (as defined in the Company ESPP) for purposes of each then-outstanding Option (as defined in the Company ESPP)); (B) make any prorating adjustments that may be necessary to reflect a truncated Final Offering Period and Final Purchase Period, but otherwise treat the Final Offering Period and Final Purchase Period as a fully effective and completed Offering Period and Purchase Period, respectively, for all purposes pursuant to the Company ESPP; and (C) cause the exercise of each outstanding Option as of the New Purchase Date . On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of Shares in accordance with the terms of the Company ESPP, and each Share shall be an outstanding Share and entitled to the Merger Consideration. The Company shall adopt such resolutions as are necessary to terminate the Company ESPP effective as of immediately prior to, and conditional upon the occurrence of, the Offer Acceptance Time, and shall notify each participant in the Company ESPP of the New Purchase Date in accordance with the terms of the Company ESPP.

6.5            Indemnification of Officers and Directors.

(a)            For a period of six years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of each of the Acquired Companies under the certificate of incorporation and bylaws or other applicable governing documents and any indemnification or other similar agreements of such Acquired Company set forth on Section 6.5(a) of the Company Disclosure Schedule, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below), and Parent shall cause the Acquired Companies to perform their obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation agrees that it will, indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Company or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Company as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Company or is or was serving at the request of any Acquired Company as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Parent, the Surviving Corporation or its Subsidiaries, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation or its Subsidiaries set forth on Section 6.5(a) of the Company Disclosure Schedule, as applicable, as in effect on the date of this Agreement; provided that any Indemnified Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Corporation’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification or other similar agreements, as applicable; to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification and (y) Parent, the Surviving Corporation and its Subsidiaries, as applicable, shall reasonably cooperate in the defense of any such matter.

(b)            For a period of six years from and after the Effective Time, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Acquired Companies or provide substitute policies for the Acquired Companies and their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by the Acquired Companies, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Acquired Companies with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies an annual premium greater than 300% of the aggregate annual premium most recently paid by the Acquired Companies prior to the date of this Agreement as set forth on Section 6.5(b) of the Company Disclosure Schedule (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.5(b) it shall obtain as much comparable insurance as possible for the years within such six year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may purchase a “tail” directors’ and officers’ liability insurance policy for the Acquired Companies and their current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Acquired Companies, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Acquired Companies with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Maximum Amount. Parent and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)            In the event that any Acquired Company or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Acquired Company, as applicable, shall cause proper provision to be made so that the successors and assigns of such Acquired Company assume the obligations set forth in this Section 6.5.

(d)            The provisions of this Section 6.5 (i) shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.6            Stockholder Litigation. In the event that any litigation related to this Agreement, the Offer, the Merger or the other Transactions is brought by any stockholder or other holder of Company securities (whether directly or on behalf of the Company or otherwise) against the Company and/or its directors or officers, the Company shall promptly notify Parent and shall keep Parent reasonably and promptly informed with respect to the status thereof. The Company shall give Parent the (a) opportunity to participate in the defense of any such litigation, (b) right to review and comment on all material filings or responses to be made by the Company in connection with such litigation (and shall give due consideration to Parent’s comments and other advice with respect to such litigation) and (c) right to consult on any settlement with respect to such litigation, and no such settlement shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld; provided, however, that in no event shall Parent be required to consent to any such settlement that does not provide for the unconditional release of Parent, its Affiliates and Representatives and all Persons entitled to indemnification by Parent or the Company, in each case from any liability in connection with such litigation; provided further, that the Company shall otherwise control the defense and/or settlement and the disclosure of information in connection therewith shall be subject to the provisions of Section 5.1, including regarding attorney-client privilege or other applicable legal privilege.

6.7            Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 6.2(a), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall use commercially reasonable efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Offer and the Merger and the other Transactions to the extent requested in writing by Parent, (b) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent; provided, however, each of the Parties acknowledges and agrees that obtaining any such consent or approval shall not, in and of itself, be a condition to the Offer or the Merger and (c) seek to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party. Notwithstanding anything in this Section 6.7 to the contrary, neither Parent, the Company nor any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain any third party consents.

6.8            Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent (or any of its Affiliates), and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent. Notwithstanding the foregoing: (a) each Party may, or in the case of Parent, may cause the Ultimate Parent to, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party and consulting with the other Party with respect to the content thereof, issue any such press release or make any such public announcement or statement that, after consultation with outside legal counsel, is determined to be required by Legal Requirement; (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(d); and (d) neither Party need consult with the other in connection with such portion of any press release, public statement or filing to be issued with respect to any Acquisition Proposal or Company Adverse Change Recommendation (but without limiting the Company’s obligations under Section 5.3 or Section 6.1).

6.9            Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

6.10           Section 16 Matters. The Company, and the Board of Directors (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company RSUs and Company Options in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11           Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the compensation committee of the Board of Directors, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Purchaser, the Company or their respective Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any of the officers, directors or employees of the Company, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 6.11. Parent and its counsel shall be given reasonable opportunity to review and comment on any resolutions of the compensation committee of the Board of Directors related to the foregoing prior to their approval by the compensation committee.

6.12           Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.13           401(k) Plan. To the extent requested in writing by Parent at least 10 days prior to the Offer Acceptance Time, the Company shall take all actions that may be necessary to terminate participation in the Company 401(k) Plan at least one day prior to the Effective Time. If the Company terminates participation in the Company 401(k) Plan in accordance with the preceding sentence, (1) prior to the Effective Time and thereafter (as applicable), the Company and Parent shall take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, or notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan and (2) each Continuing Employee shall become a participant in the Parent 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 6.3(b)); it being agreed that there shall be no gap in the ability for Continuing Employees to participate in in a tax-qualified defined contribution plan.

Section 7
CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver as of the Closing of each of the following conditions:

7.1            No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Body in any jurisdiction in which Parent or the Company has material business operations, which prohibits or makes illegal the consummation of the Merger.

7.2            Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Section 8

TERMINATION

8.1            Termination. This Agreement may be terminated prior to the Offer Acceptance Time:

(a)            by mutual written consent of Parent and the Company;

(b)            by either Parent or the Company, if the Closing shall not have occurred on or prior to midnight Eastern Time, on August 3, 2020 (the “End Date”); provided, however, that in the case of this Section 8.1(b), (i) if on the End Date all of the conditions set forth in Annex I, other than clause (e) or (g) (solely in respect of the HSR Act) set forth in Annex I shall have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date shall automatically be extended up to two consecutive times, each time by a period of ninety (90) days (and all references to the End Date herein and in Annex I shall be as so extended) and (ii) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose willful and material breach of covenants in this Agreement has caused or resulted in the Offer not being consummated by such date;

(c)            by either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued an order, injunction, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of payment for Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose material breach of this Agreement has caused or resulted in such final and nonappealable order, injunction, decree, ruling or other action;

(d)            by Parent, if the Board of Directors shall have effected a Company Adverse Change Recommendation or the Company shall have violated Section 5.3 or Section 6.1, in each case, in any material respect;

(e)            by the Company, if the Board of Directors has made a Company Adverse Change Recommendation in order to accept a Superior Offer (in compliance with the terms of this Agreement, including Section 6.1(b)) and concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction for a Superior Offer (a “Specified Agreement”); provided that (i) neither the Company nor any of its officers or directors shall have violated Section 5.3 in any material respect, (ii) the Company and the Board of Directors shall have complied with Section 6.1(b) and (iii) the Company shall have paid the Termination Fee immediately before or simultaneously with and as a condition to such termination;

(f)            by Parent, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in clause (b) or (c) of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within twenty (20) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g)            by the Company, if (i) a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Offer and the Merger and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within twenty (20) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder or (ii) Purchaser fails to commence the Offer on or prior to the 10th business day following the date of this Agreement or if Purchaser fails to consummate the Offer in accordance with the terms of this Agreement; or

(h)            by Parent if the Offer shall have expired or been terminated in a circumstance in which all of the Offer Conditions are satisfied or have been waived (other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer) following the end of the aggregate thirty (30) business day period set forth in clause (3) of the final sentence of Section 1.1(c), provided that the right to terminate this Agreement pursuant to this Section 8.1(h) shall not be available to Parent if its breach of this Agreement has caused or resulted in the Offer having expired or been terminated in such manner.

8.2            Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination; provided, however, that (a) the final sentence of Section 1.2(b), the final sentence of Section 5.1(a), this Section 8.2, Section 8.3 and Section 9 (other than Section 9.5(b)) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any Party from any liability for fraud or willful and material breach of this Agreement.

8.3            Expenses; Termination Fees.

(a)            Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b)            In the event that:

(i)            this Agreement is terminated by the Company pursuant to Section 8.1(e), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds prior to or simultaneously with (and as a condition to the effectiveness of) such termination;

(ii)           this Agreement is terminated by Parent pursuant to Section 8.1(d), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds within one business day after such termination; or

(iii)          (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(b)), by Parent pursuant to Section 8.1(f) resulting from a material breach of any covenant in this Agreement or by Parent pursuant to Section 8.1(h), (y) any Person shall have publicly disclosed a bona fide Acquisition Proposal or Significant Product Transaction Proposal, or such Acquisition Proposal or Significant Product Transaction Proposal has otherwise been communicated to the Board of Directors or the Company’s stockholders and shall have become publicly known, after the date hereof and prior to such termination and such Acquisition Proposal or Significant Product Transaction Proposal has not been unconditionally withdrawn at least ten (10) business days prior to such termination and (z) within twelve (12) months of such termination the Board of Directors shall have approved or recommended any Acquisition Proposal or Significant Product Transaction Proposal (in each case, regardless of when made), and the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or Significant Product Transaction Proposal (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds prior to the consummation of such Acquisition Proposal or Significant Product Transaction Proposal.

(c)            It is understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $25,400,000. In any circumstance in which the Termination Fee becomes due and payable and is paid by the Company in accordance with this Section 8.3, the Termination Fee shall be deemed to be liquidated damages for, and the sole and exclusive monetary remedy available to Parent and Purchaser in connection with, any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (collectively, “Parent Related Parties”) (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, provided that none of the foregoing under this Section 8.3(c) shall relieve the Company for any liability for fraud or willful and material breach of this Agreement. For the avoidance of doubt, Parent and Purchaser may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 9.5 and the payment of the Termination Fee pursuant to this Section 8.3(c), but in no event shall Parent or Purchaser be entitled to both (i) specific performance to cause the Company to consummate the Transactions in accordance with Section 9.5 and (ii) the payment of the Termination Fee pursuant to this Section 8.3(c).

(d)            In a circumstance in which the Termination Fee becomes due and payable and it and other payments the Company is required to make to Parent are paid in accordance with this Section 8.3, such payments shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates

(collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided none of the foregoing under this Section 8.3(d) shall relieve the Company from any liability for fraud or willful and material breach of this Agreement.

(e)            The Parties acknowledge (i) that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) that the Termination Fee is not a penalty, but a reasonable amount that will compensate Parent and Purchaser in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (iii) that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to Section 8.3(b), and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received plus 2%, or such lesser rate as is the maximum permitted by applicable Legal Requirements.

Section 9

MISCELLANEOUS PROVISIONS

9.1            Amendment. Prior to the Offer Acceptance Time, this Agreement may be amended with the approval of the respective Boards of Directors of the Company, Parent and Purchaser at any time; provided that, following the consummation of the Offer, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.2            Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. At any time prior to the Offer Acceptance Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by any Legal Requirement except to the extent set forth in Section 8.3(d).

9.3            No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Merger.

9.4            Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annexes and the Company Disclosure Schedule), the CVR Agreement, the Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. The Confidentiality Agreement shall survive the execution and delivery of this Agreement except that the restrictions on contact and restrictions on disclosure (to the extent to be included in SEC filings in connection with the Transactions) in the Confidentiality Agreement shall terminate immediately following the execution and delivery of this Agreement solely for purposes of permitting the actions contemplated hereby to be consummated. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

9.5            Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a)            This Agreement and any disputes arising from or relating to this Agreement or the Transactions (whether based in contract, tort, or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.9. Each of the Parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The right to specific enforcement hereunder shall include the right of the Company, on behalf of itself and any third party beneficiaries to this Agreement, to cause Parent and Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)            EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.5.

9.6            Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided further, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Delaware corporate Subsidiary of Parent to act as Purchaser, in which event all references to Purchaser in this Agreement shall be deemed references to such other Subsidiary; provided such assignment shall not impede or delay the consummation of the Transactions or relieve Parent of its obligations hereunder.

9.7            No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Offer Acceptance Time occurs, (i) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable, pursuant to Section 1 or Section 2 following the Offer Acceptance Time or the Effective Time, as applicable, in accordance with the terms of this Agreement, (ii) the right of the holders of Company Options and Company RSUs to receive the applicable treatment pursuant to Section 2.8 following the Effective Time in accordance with the terms of this Agreement; (b) the provisions set forth in Section 6.5 of this Agreement with respect to the Persons referred to therein; and (c) the limitations on liability of the Company Related Parties set forth in Section 8.3(d).

9.8            Transfer Taxes. Except as otherwise provided in Section 2.6(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed on the Company with respect to the transfer of Shares pursuant to the Offer or the Merger shall be borne by the Company and expressly shall not be a liability of holders of Shares, expressly excluding any such Taxes imposed on the holders of Shares. The Company shall cooperate with Purchaser and Parent in preparing, executing and filing any Tax Returns with respect to such Taxes.

9.9            Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two business days after being sent by registered mail or by courier or express delivery service, or (c) upon confirmation of successful transmission if sent by email followed up within one business day by dispatch pursuant to one of the other methods described herein; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Purchaser (or following the Effective Time, the Surviving Corporation):

Berlin-Chemie AG

Glienicker Weg 125 D-12489

Berlin, Germany

Attention:       Thomas Olschewski

Email:             tolschewski@menarini-berlin.de

and

Mercury Merger Sub, Inc.

c/o A. Menarini - Industrie Farmaceutiche Riunite S.r.l

Via Sette Santi, 1 – 50131

Firenze (Firenze) Italy

Attention:        Sergio Chellini

Email:              schellini@menarini.it

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:        Philip Richter

   Maxwell Yim

Email:              philip.richter@friedfrank.com

          maxwell.yim@friedfrank.com

if to the Company (prior to the Effective Time):

Stemline Therapeutics, Inc.

750 Lexington Avenue

New York, NY 10022

Attention:        Jeffrey S. Levitt
Email:              jlevitt@stemline.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

One Rodney Square

920 N. King Street

Wilmington, DE 19801

Attention:        Graham Robinson

   Faiz Ahmad

Email:              graham.robinson@skadden.com

                        faiz.ahmad@skadden.com

9.10            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11            Obligation of Parent. Parent shall ensure that Purchaser duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Purchaser under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.12            Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders;

(b)            the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement;

(c)            the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”;

(d)            as used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”;

(e)            where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires;

(f)            reference to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific Legal Requirement will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date;

(g)            except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement;

(h)            the bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement;

(i)            the measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date, and if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1); and

(j)            the term “dollars” and character “$” shall mean United States dollars.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

STEMLINE THERAPEUTICS, INC.

By:	/s/ Ivan Bergstein, M.D.
	Name:	Ivan Bergstein, M.D.
	Title:	Chairman, Chief Executive Officer and President

BERLIN-CHEMIE AG

By:	/s/ Elcin Barker Ergun
	Name:	Elcin Barker Ergun
	Title:	Authorized Signatory

MERCURY MERGER SUB, INC.

By:	/s/ Sergio Chellini
	Name:	Sergio Chellini
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that is executed, delivered and effective after the execution and delivery of this Agreement that (i) contains customary provisions to protect the Acquired Companies’ proprietary information (including customary clean team arrangements) and that otherwise are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal, but shall prohibit the making of any Product Transaction Proposal that is not an Acquisition Proposal) and (ii) does not prohibit the Company from providing any information to Parent in accordance with Section 5.3.

Acquired Companies. “Acquired Companies” shall mean the Company and each of its Subsidiaries, collectively.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Acquired Companies equal to 20% or more of the Acquired Companies’ consolidated assets, (ii) issuance or acquisition of 20% or more of the outstanding Company Common Stock, (iii) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or (iv) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock, in each case other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” is defined in the preamble to the Agreement.

Anti-Corruption and Anti-Money Laundering Laws. “Anti-Corruption and Anti-Money Laundering Laws” is defined in Section 3.14 of the Agreement.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any other applicable Legal Requirements of similar effect relating to bribery or corruption in any jurisdiction, and the related regulations and published interpretations thereunder.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

Board of Directors. “Board of Directors” is defined in the Recitals of the Agreement.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

business day. “business day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that any day on which banks in the City of New York are authorized or required by Legal Requirements to be closed shall not be a “business day”.

Capitalization Date. “Capitalization Date” is defined in Section 3.3(a) of the Agreement.

Cash Amount. “Cash Amount” is defined in Recitals of the Agreement.

Certificates. “Certificates” is defined in Section 2.6(b) of the Agreement.

Change of Control Payment. “Change of Control Payment” is defined in Section 3.10(a)(vi) of the Agreement.

Closing. “Closing” is defined in Section 2.3(a) of the Agreement.

Closing Date. “Closing Date” is defined in Section 2.3(a) of the Agreement.

CMS. “CMS” is defined in Section 3.13(c) of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Collaboration Partner. “Collaboration Partner” is defined in Section 3.13(b) of the Agreement.

Company. “Company” is defined in the preamble to the Agreement.

Company 401(k) Plan. “Company 401(k) Plan” shall mean the tax-qualified defined contribution retirement plan sponsored by the Company or in which the Company participates.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 6.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each current and former officer or other employee, or individual who is or was at any time an independent contractor, consultant or director, of or to the Company.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital (C) of the Agreement.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.5(g) of the Agreement.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Equity Plans. “Company Equity Plans” shall mean the Stemline Therapeutics, Inc. Amended and Restated 2004 Employee, Director and Consultant Stock Plan, the Stemline Therapeutics, Inc. 2012 Equity Incentive Plan, as amended, and the Stemline Therapeutics, Inc. 2016 Equity Incentive Plan, as amended.

Company ESPP. “Company ESPP” shall mean the Stemline Therapeutics, Inc. 2015 Employee Stock Purchase Plan, as amended.

Company IP. “Company IP” shall mean any and all (i) Intellectual Property Rights owned or purported to be owned by the Acquired Companies, and (ii) other Intellectual Property Rights used or held for use in, or necessary for the conduct of, the Acquired Companies’ business as currently conducted and as contemplated to be conducted.

Company IT Assets. “Company IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Acquired Companies or licensed or leased by the Acquired Companies (excluding any public networks).

Company Options. “Company Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), but excluding purchase rights issued under the Company ESPP.

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(d) of the Agreement.

Company Returns. “Company Returns” is defined in Section 3.16(a) of the Agreement.

Company RSUs. “Company RSUs” shall mean any outstanding restricted stock unit with respect to Company Common Stock granted by the Company pursuant to the Company Equity Plans or otherwise.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.5(a) of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1(a) of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

Continuing Employees. “Continuing Employees” is defined in Section 6.3 of the Agreement.

Contract. “Contract” shall mean any legally binding agreement, contract, subcontract, lease, settlement agreement, understanding, instrument, loan, credit agreement, bond, debenture, note, option, warrant, license, sublicense, commitment, undertaking or other arrangement, whether written or oral.

Copyrights. “Copyrights” is defined in the definition of Intellectual Property Rights.

CVR. “CVR” is defined in the Recitals of the Agreement.

CVR Agreement. “CVR Agreement” shall mean the Contingent Value Rights Agreement in the form attached hereto as Annex III to be entered into between Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”), with such revisions thereto requested by such rights agent that are not, individually or in the aggregate, detrimental to any CVR holder.

Delaware Courts. “Delaware Courts” is defined in Section 9.5(a) of the Agreement.

Depository Agent. “Depository Agent” is defined in Section 2.6(a) of the Agreement.

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

E-Product. “E-Product” shall mean the Company’s CD123-directed cytotoxin, which for clarity is marketed under the name Elzonris as of the date hereof.

Effective Time. “Effective Time” is defined in Section 2.3(b) of the Agreement.

EMA. “EMA” is defined in Section 3.13(a) of the Agreement.

Employee Plan. “Employee Plan” shall mean each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA (whether or not subject to ERISA)); each profit sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA (whether or not subject to ERISA)); each employment, termination, severance, change in control, retention or similar agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary.

Encumbrance. “Encumbrance” shall mean any lien, pledge, charge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or similar restriction of any nature.

End Date. “End Date” is defined in Section 8.1(b) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” is defined in the definition of Employee Plan.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Excluded Shares. “Excluded Shares” is defined in Section 1.1(a) of the Agreement.

Expiration Date. “Expiration Date” is defined in Section 1.1(c) of the Agreement.

Extension Deadline. “Extension Deadline” is defined in Section 1.1(c) of the Agreement.

FDA. “FDA” shall mean the United States Food and Drug Administration.

FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidelines.

Final Offering Period. “Final Offering Period” is defined in Section 6.4 of the Agreement.

Final Purchase Period. “Final Purchase Period” is defined in Section 6.4 of the Agreement.

Financial Advisors. “Financial Advisors” is defined in Section 3.23 of the Agreement.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.5(b) of the Agreement.

Good Clinical Practices. “Good Clinical Practices” shall mean FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 50, 54, 56 and 312, and all comparable standards of the EMA and any other applicable Specified Governmental Body.

Good Laboratory Practices. “Good Laboratory Practices” shall mean the FDA’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Part 58, and all comparable standards of the EMA and any other applicable Specified Governmental Body.

Good Manufacturing Practices. “Good Manufacturing Practices” shall mean the requirements set forth in the quality systems regulations for drugs contained in 21 C.F.R. Parts 210 and 211, and all comparable standards of the EMA and any other applicable Specified Governmental Body.

Governmental Authorization. “Governmental Authorization” shall mean any: permit, license, certificate, approval, consent, grant, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, international, multinational, supranational or other government; or (iii) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

Health Care Data Requirements. “Health Care Data Requirements” is defined in Section 3.13(h) of the Agreement.

Health Care Laws. “Health Care Laws” shall mean all health care Legal Requirements applicable to the safety, efficacy, approval, development, testing, labeling, manufacture, storage, marketing, promotion, sale, commercialization, import, export or distribution of pharmaceutical products, in each case as applicable to the operation of the Company’s business as currently conducted and as contemplated by the Company to be conducted, including (i) the FDCA and the regulations promulgated thereunder, including, as applicable, those requirements relating to the FDA’s current Good Manufacturing Practices, Good Laboratory Practices, Good Clinical Practices, investigational use, pre-market approval and applications to market new pharmaceutical or biological products; (ii) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (iii) the U.S. Patient Protection and Affordable Care Act, (iv) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (v) federal and state anti-kickback laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320-7(b))); (vi) the Stark Law (42 U.S.C. § 1395nn); (vii) Legal Requirements governing the development, conduct, monitoring, patient informed consent, auditing, analysis and reporting of clinical trials (including the Good Clinical Practice regulations and guidance of the FDA); (viii) Legal Requirements governing data gathering activities relating to the detection, assessment, and understanding of adverse events (including pharmacovigilance and adverse event regulations and guidance of FDA and ICH); (ix) the federal Medicare and Medicaid statutes, as applicable; (x) any Legal Requirement the violation of which is cause for exclusion from any federal health care program; and (xi) all comparable state, federal or foreign Legal Requirements relating to any of the foregoing, including but not limited to Regulation (EC) No 726/2004.

HIPAA. “HIPAA” is defined in Section 3.13(h) of the Agreement.

HITECH. “HITECH” is defined in Section 3.13(h) of the Agreement.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In-bound License. “In-bound License” shall mean any and all Contracts to which the Acquired Companies are a party, or by which they are bound, as of the date of this Agreement, the primary or a material subject of which is the licensing or other grant of Intellectual Property Rights, pursuant to which the Acquired Companies are granted an express license, non-assert, option, or other rights to (including rights to use, register, or enforce), any material Intellectual Property Rights, and that remains in effect as of the date of this Agreement. Notwithstanding the foregoing, “In-bound License” excludes (i) agreements entered into in the ordinary course of business consistent with past practice, such as personnel agreements, commercially available off-the-shelf software agreements, clinical trial agreements and material transfer agreements and (ii) agreements that are not otherwise material.

In-The-Money Company Option. “In-The-Money Company Option” means a Company Option that is then outstanding and unexercised, whether or not vested and which has a per Share exercise price that is less than the Cash Amount.

Indebtedness. “Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, including all liabilities under any lease which has been recorded as a capital lease, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company, (iii) any obligations in respect of letters of credit (including standby and commercial) and bankers’ acceptances (other than letters of credit used as security for leases), bank guarantees, surety bonds and similar instruments, in each case to the extent drawn upon, including the principal, interest and fees owing thereon, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired or deferred purchase price of property or services (other than trade accounts payable in the ordinary course), (v) net obligations of any interest rate, swap, currency swap, forward currency or interest rate Contracts or other interest rate or currency hedging arrangements, or (vi) any guaranty of any such obligations described in clauses (i) through (v) of any Person other than the Company (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a) of the Agreement.

Initial Expiration Date. “Initial Expiration Date” is defined in Section 1.1(c) of the Agreement.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), and inventions (ii) trademarks, service marks, names, corporate names, trade names, social media addresses, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) trade secrets and all other confidential information, including such ideas, know-how, proprietary processes, protocols, specifications, techniques, data, results, plans, formulae, formulations, compositions, models, and methodologies (“Trade Secrets”), (vi) all rights in the foregoing and in other similar intangible assets, and (vii) all applications and registrations for the foregoing.

Intervening Event. “Intervening Event” shall mean an event, occurrence, fact or change that materially affects the business, assets or operations of the Company (other than any event, occurrence, fact or change resulting from a breach of this Agreement by the Company) occurring or arising after the date hereof that was not known or reasonably foreseeable to the Board of Directors as of the date hereof, which event, occurrence, fact or change becomes known to the Board of Directors prior to the Offer Acceptance Time, other than (i) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (ii) any Acquisition Proposal or Product Transaction Proposal or (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event).

IRS. “IRS” shall mean the Internal Revenue Service.

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after due inquiry, and with respect to the Company, the Company’s executive officers and Jeffrey Levitt after due inquiry; provided that, for clarity, with respect to Intellectual Property Rights, such inquiry is not required to include freedom to operate analyses, clearance searches, validity, noninfringement or any other similar analyses or opinions of counsel.

Leased Real Property. “Leased Real Property” is defined in Section 3.8(b) of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, complaint, litigation, arbitration or any administrative proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, supranational, or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, order, rule, regulation, ruling, treaty, order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ or other stock exchange).

Licensed Registered IP. “Licensed Registered IP” shall mean all Registered IP licensed, or to which rights are otherwise granted, to the Company.

Material Adverse Effect. “Material Adverse Effect” shall mean any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or when taken together with all other events, occurrences, circumstances, changes, conditions, states of facts, developments or effects that have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the Offer and the Merger on or before the End Date or (b) the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect for purposes of clause (b) above: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Transactions (other than for purposes of any representation or warranty contained in Section 3.22 and the condition set forth in clause (b)(iv) of Annex I solely as such condition relates to Section 3.22, but in any event subject to the disclosures set forth the Company Disclosure Schedule); (iii) any event, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Companies operate, or in the economy generally or other general business, financial or market conditions; (iv) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates; (v) any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity, natural disaster, epidemic or any other similar event (including the COVID-19 pandemic); (vi) the failure of the Acquired Companies to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company at the written direction of Parent or any action omitted to be taken in accordance with Section 5.2(b) where the Company has requested Parent’s consent and Parent has unreasonably withheld, conditioned or delayed such consent; (viii) any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to a change in, or action taken required to comply with any change in any Legal Requirement or GAAP; or (ix) any regulatory, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments occurring after the date hereof relating to any Product Candidate or with respect to any product of any competitor of the Company (including, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations); provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; provided that any change, circumstance, condition, development, effect, event, occurrence or state of facts referred to in the foregoing clauses (iii), (iv), (v) and (viii) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such change, circumstance, condition, development, effect, event, occurrence or state of facts materially disproportionately affects the Company relative to other participants in the industries in which the Company operates.

Material Contract. “Material Contract” is defined in Section 3.10(a) of the Agreement.

Maximum Amount. “Maximum Amount” is defined in Section 6.5(b) of the Agreement.

Merger. “Merger” is defined in Recital (B) of the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iii) of the Agreement.

Milestone Payment. “Milestone Payment” is defined in the CVR Agreement.

Minimum Condition. “Minimum Condition” is defined in Annex I to the Agreement.

NASDAQ. “NASDAQ” shall mean The NASDAQ Capital Market.

Offer. “Offer” is defined in Recital (A) of the Agreement.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 1.1(h) of the Agreement.

Offer Commencement Date. “Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b) of the Agreement.

Offer Documents. “Offer Documents” is defined in Section 1.1(e) of the Agreement.

Offer Price. “Offer Price” is defined in Recital (A) of the Agreement.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b) of the Agreement.

Out-bound License. “Out-bound License” shall mean any and all Contracts to which the Acquired Companies are a party, or by which they are bound, as of the date of this Agreement, the primary or a material subject of which is the licensing or other grant of Intellectual Property Rights, pursuant to which the Acquired Companies grant an express license, non-assert, option, or other rights (including rights to use, register, or enforce) to any material Company IP, to any third party, and that remains in effect as of the date of this Agreement. Notwithstanding the foregoing, “Out-bound License” excludes agreements (i) entered into in the ordinary course of business consistent with past practice, such as clinical trial agreements, contract service agreements and material transfer agreements and (ii) agreements that are not otherwise material.

Out-Of-The-Money Company Option. “Out-Of-The-Money Company Option” shall mean any Company Option other than an In-The-Money Company Option that is then outstanding and unexercised, whether or not vested.

Owned Registered IP. “Owned Registered IP” shall mean all Registered IP owned or purported to be owned by the Company.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent 401(k) Plan. “Parent 401(k) Plan” is defined in Section 6.13 of the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or when taken together with all other events, occurrences, circumstances, changes, conditions, states of facts, developments or effects that have occurred in the applicable determination period for a Parent Material Adverse Effect, would or would reasonably be expected to materially impair, prevent or materially delay Parent’s or Purchaser’s ability to consummate the Transactions in a timely manner on the terms set forth in this Agreement.

Parent Related Parties. “Parent Related Parties” is defined in Section 8.3(c) of the Agreement.

Parties. “Parties” shall mean Parent, Purchaser, and the Company.

Patents. “Patents” is defined in the definition of Intellectual Property Rights.

Paying Agent. “Paying Agent” is defined in Section 2.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 2.6(a) of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes (i) that are not due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company’s latest financial statements included in the Company SEC Documents, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business consistent with past practice, (c) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report, (d) in the case of Intellectual Property Rights, licenses or other grants of rights to use such Intellectual Property Rights, in each case in the ordinary course of business consistent with the Company’s past practice, and (e) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1(a) of the Agreement.

Product Candidates. “Product Candidates” shall mean all drug or biological product candidates being developed, tested, labeled, manufactured or stored by the Acquired Companies, other than the E-Product.

Product Transaction Proposal. “Product Transaction Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, an acquisition of, or any licensing or sublicensing arrangement with respect to, or any research, development, collaboration, promotion or similar arrangement with respect to the E-Product or any Product Candidate (or the intellectual property rights relating thereto), in each case, that would be material to the Acquired Companies.

Purchaser. “Purchaser” is defined in the preamble to the Agreement.

Registered IP. “Registered IP” shall mean all Patents, Trademarks, Copyrights and other Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body or other intellectual property registrar, and all applications for any of the foregoing.

Related Party. “Related Party” is defined in Section 3.25 of the Agreement.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Restricted Shares. “Restricted Shares” is defined in Section 2.5(a)(iii) of the Agreement.

Rights Agent. “Rights Agent” is defined in the definition of CVR Agreement.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” is defined in Section 3.5(a) of the Agreement.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(a) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Shares. “Shares” is defined in Recital (A) of the Agreement.

Significant Product Transaction Proposal. “Significant Product Transaction Proposal” shall mean any Product Transaction Proposal involving an exclusive license for a majority (by value) of the rights of the Company with respect to the E-Product.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(e) of the Agreement.

Specified Governmental Bodies. “Specified Governmental Bodies” is defined in Section 3.13(a) of the Agreement.

Stockholder List Date. “Stockholder List Date” is defined in Section 1.2(b) of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal not solicited in violation of this Agreement that the Board of Directors determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 6.1(b)(i)); provided that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Support Agreement. “Support Agreement” is defined in Recitals of the Agreement.

Surviving Corporation. “Surviving Corporation” is defined in Recital (B) of the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL).

Tax. “Tax” shall mean any tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, premium, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, escheat or unclaimed property, withholding tax or payroll tax, or other tax of any kind whatsoever (including any levy, assessment, tariff, impost, imposition, or duty (including any customs duty) in the nature of a tax), and including any penalty, interest or other additions thereto, imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate or other document or information filed with or supplied to, or required to be filed with or supplied to, any Governmental Body in connection with the determination, assessment, reporting, withholding, collection or payment of any Tax and any attachments thereto or amendments thereof.

Termination Condition. “Termination Condition” is defined in Annex I to the Agreement.

Termination Fee. “Termination Fee” is defined in Section 8.3(c) of the Agreement.

Trademarks. “Trademarks” is defined in the definition of Intellectual Property Rights.

Trade Secrets. “Trade Secrets” is defined in the definition of Intellectual Property Rights.

Transactions. “Transactions” shall mean (i) the execution and delivery of the Agreement and the CVR Agreement and (ii) all of the transactions contemplated by the Agreement and the CVR Agreement, including the Offer and the Merger.

Treasury Regulations. “Treasury Regulations” shall mean the regulations promulgated under the Code by the U.S. Department of the Treasury.

Ultimate Parent. “Ultimate Parent” is defined in Section 1.1(e) of the Agreement.

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment, and pay for, Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of the Agreement), if: (A) the Minimum Condition, the Termination Condition and conditions set forth in clauses (e) and (g) shall not be satisfied by one minute after 11:59 p.m. Eastern Time on the Expiration Date; or (B) any of the additional conditions set forth below shall not be satisfied or waived in writing by Parent:

(a)           there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its Affiliates, represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parties shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(b)           (i) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a) (Due Organization; Subsidiaries, Etc.), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.4 (Authority; Binding Nature of Agreement), Section 3.21 (Takeover Laws), Section 3.23 (Opinion of Financial Advisors) and Section 3.24 (Brokers and Other Advisors) of the Agreement shall be true and correct in all material respects as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii)           the representations and warranties of the Company set forth in the first sentence of Section 3.3(a), clauses (i) – (ii) of Section 3.3(b) solely as such representations relate to the Company, clauses (i) – (iv) of Section 3.3(c) and Section 3.3(d) and Section 3.3(f) (Capitalization, Etc.) of the Agreement shall be true and correct (except for de minimis inaccuracies) in all respects as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(iii)          the representation and warranty of the Company set forth in Section 3.6(b) (No Material Adverse Effect) of the Agreement shall be true and correct in all respects as of the date of the Agreement and at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time;

(iv)          the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (i) through (iii) above) shall be true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have a Material Adverse Effect;

(c)           the Company shall have complied with or performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d)          since the date of the Agreement, there shall not have occurred any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect that is continuing;

(e)           the waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated;

(f)           Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (b), (c) and (d) of this Annex I have been satisfied;

(g)           there shall not have been issued by any Governmental Body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body in any jurisdiction in which Parent or the Company has material business operations, which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; and

(h)           the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser) and (except for the Minimum Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ANNEX II

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

STEMLINE THERAPEUTICS, INC.

FIRST: The name of the Corporation is Stemline Therapeutics, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, each having a par value of $0.01.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: The Corporation shall provide indemnification as follows:

Amended and Restated Certificate of Incorporation of Stemline Therapeutics, Inc.

(1) Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(2) Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section (2) in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) that the Court of Chancery of Delaware or such other court shall deem proper.

(3) Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article SIXTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article SIXTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect to any action, suit or proceeding, or in defense of any claim, issue or matter therein or any appeal therefrom, that is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful.

Amended and Restated Certificate of Incorporation of Stemline Therapeutics, Inc.

(4) Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section (4). Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article SIXTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article SIXTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

(5) Advancement of Expenses. Subject to the provisions of Section (6) of this Article SIXTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article SIXTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article SIXTH; and provided, further, that no such advancement of expenses shall be made under this Article SIXTH if it is determined (in the manner described in Section (6)) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

Amended and Restated Certificate of Incorporation of Stemline Therapeutics, Inc.

(6) Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section (1), (2), (3) or (5) of this Article SIXTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section (4) of this Article SIXTH (and none of the circumstances described in Section (4) of this Article SIXTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section (1), (2) or (5) of this Article SIXTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section (1) or (2) only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section (1) or (2), as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (the “disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

(7) Remedies. The right to indemnification or advancement of expenses as granted by this Article SIXTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section (6) of this Article SIXTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article SIXTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

Amended and Restated Certificate of Incorporation of Stemline Therapeutics, Inc.

(8) Limitations. Notwithstanding anything to the contrary in this Article SIXTH, except as set forth in Section (7) of this Article SIXTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SIXTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article SIXTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

(9) Subsequent Amendment. No amendment, termination or repeal of this Article SIXTH or of the relevant provisions of the DGCL or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

(10) Other Rights. The indemnification and advancement of expenses provided by this Article SIXTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article SIXTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article SIXTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article SIXTH.

(11) Partial Indemnification. If an Indemnitee is entitled under any provision of this Article SIXTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

Amended and Restated Certificate of Incorporation of Stemline Therapeutics, Inc.

(12) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(13) Savings Clause. If this Article SIXTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article SIXTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

(14) Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

SEVENTH: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Any action which may be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Amended and Restated Certificate of Incorporation of Stemline Therapeutics, Inc.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this [•] day of [•], 2020.

STEMLINE THERAPEUTICS, INC.

By:
Name:
Title:

Amended and Restated Certificate of Incorporation of Stemline Therapeutics, Inc.

ANNEX III

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

[See attached.]

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT1

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2020 (this “Agreement”), is entered into by and between Berlin-Chemie AG, a company formed under the laws of Germany (“Parent”), and [●] (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Mercury Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Stemline Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of May 3, 2020 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (a) Parent has agreed to cause Purchaser to commence a tender offer (as it may be extended and amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (“Shares”), other than the Excluded Shares, and (b) following the consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with Section 251(h) of the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, (a) in each of the Offer and the Merger, Parent has agreed to provide to the holders of Shares (other than holders of Excluded Shares and Dissenting Shares) and (b) in the Merger, Parent has agreed to provide to holders of Company RSUs, holders of Company Options (except those Company Options with an exercise price payable per Share equal to or greater than $12.50; provided that, with respect to Out-Of-The-Money Company Options, such CVRs shall also register the exercise price of such Out-Of-The-Money Company Options set forth in the records of the Company at the Effective Time), and holders of Restricted Shares, in each case, that are outstanding as of immediately prior to the Effective Time (collectively, the “Covered Equity Awards”), in the case of each of clauses (a) and (b), the right to receive a contingent cash payment as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.	DEFINITIONS

1.1           Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.  As used in this Agreement, the following terms shall have the following meanings:

[1]	Note to Draft: Subject to review by Rights Agent.

“Acting Holders” means, at the time of determination, Holders of at least 50% of the outstanding CVRs as set forth on the CVR Register.

“Assignee” has the meaning set forth in Section 7.3.

“Covered Equity Awards” has the meaning set forth in the Recitals.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Diligent Efforts” means, with respect to the E-Product, reasonable, good faith efforts that a Person within the biopharmaceutical industry of comparable size as the Parent Group would typically devote to developing, seeking Marketing Authorization Approval for, and commercially launching a product in the EU5 Countries that is of similar market potential and at a similar stage in its development as the E-Product, taking into account market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile, its proprietary position and anticipated profitability, the competitiveness of alternative products in the marketplace or under development and the launch or sales of one or more competitive, generic or biosimilar products (in each case, other than any such products owned or controlled by the Parent Group or that the Parent Group are otherwise developing or commercializing on its own or together with one or more collaborators), the actual or likely pricing/reimbursement for the E-Product, the likely timing of the E-Product’s entry into the market, and the likelihood of regulatory approval. Notwithstanding anything to the contrary, Diligent Efforts shall be determined without regard to the Milestone Payments.

“DTC” means The Depository Trust Company or any successor entity thereto.

“E-Product” means the Company’s CD123-directed cytotoxin, which for clarity is marketed under the name Elzonris as of the date of signing of the Merger Agreement, for the treatment of adult patients with blastic plasmacytoid dendritic cell neoplasm (BPDCN).

“Equity Award CVR” means a CVR received by a Holder in respect of a Covered Equity Award.

“Event of Default” has the meaning set forth in Section 6.1.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“ICC” has the meaning set forth in Section 7.6.

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“Marketing Authorization Approval” means a legally valid approval by the European Commission of a “marketing authorisation application” in the European Union, through the centralized procedure, which grants the right to sell, market and promote the E-Product in the European Union for human use in accordance with applicable Legal Requirements. For the avoidance of doubt, Marketing Authorization Approval does not refer to approval in one or more individual member states in the European Union or to a positive opinion by EMA’s Committee for Medicinal Products for Human Use.

“Milestone” means the first sale by or on behalf of any Selling Entity for use or consumption by the general public of the E-Product in any one of the following countries: United Kingdom, France, Spain, Germany, or Italy (together, the “EU5 Countries”) after Marketing Authorization Approval.

“Milestone Failure Notice” has the meaning set forth in Section 2.4(c).

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means $1.00 per CVR; provided, that in the case of each CVR received by a Holder in respect of an Out-Of-The-Money Company Option, the Milestone Payment means the excess of $12.50 over the per-Share exercise price of such Out-Of-The-Money Company Option.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Group” means the group of companies to which Parent belongs, which includes, (a) from and after the Effective Date, the Company and its Subsidiaries and (b) each of the respective successors and assigns of each member of the Parent Group.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; or (e) as provided in Section 2.6.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rules” has the meaning set forth in Section 7.6.

“Selling Entity” means Parent, any Assignee, and each of their Affiliates (including, from and after the Effective Date, the Company and its Subsidiaries), licensees, sublicensees and each of their respective successors and assigns.

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1.2           Rules of Construction.  For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; and (j) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.  All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

2.	CONTINGENT VALUE RIGHTS

2.1           CVRs. The CVRs represent the rights of Holders to receive a one-time contingent cash payment of the Milestone Payment pursuant to the Merger Agreement and this Agreement.  The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement.

2.2           Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.  Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be void ab initio and of no effect.

2.3           No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           The CVRs shall not be evidenced by a certificate or other instrument.

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(b)          The Rights Agent shall keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.  The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street holders of the Shares.  The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs.  With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of the Shares by sending a lump payment to DTC.  The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.  In the case of CVRs to be received by the holders of Covered Equity Awards pursuant to the Merger Agreement, such CVRs shall initially be registered in the name and address of the holder of such Covered Equity Awards as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of shares of Company Common Stock subject to such Covered Equity Awards cancelled in connection with the Merger; provided that, with respect to Out-Of-The-Money Company Options, such CVRs shall also register the exercise price of such Out-Of-The-Money Company Options set forth in the records of the Company at the Effective Time.

(c)           Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer.  Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify the Parent of the same.  No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer.  The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid.  All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor.  No transfer of a CVR shall be valid unless and until registered in the CVR Register in accordance with this Agreement.

(d)           A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register.  The written request must be duly executed by the Holder.  Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

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2.4           Payment Procedures.

(a)           In the event that the Milestone is achieved on or prior to December 31, 2021, then on or prior to the date that is twenty (20) business days following such achievement of the Milestone, Parent shall deliver to the Rights Agent (i) a written notice (the “Milestone Notice”) indicating that the Milestone was achieved and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the Milestone Payment and (ii) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the Milestone Payment to all Holders (other than in respect of Equity Award CVRs) pursuant to Section 4.2, along with any letter of instruction reasonably required by the Rights Agent, and Parent shall cause all amounts required to be paid in respect of Equity Award CVRs pursuant to this Agreement (including Section 4.2) to be so paid in accordance with the terms of this Agreement and the requirements of such section. For the avoidance of doubt, if the Milestone is not achieved on or prior to December 31, 2021, then Parent shall have no obligation to pay the Milestone Payment.

(b)           The Rights Agent shall promptly, and in any event within ten (10) business days of receipt of the Milestone Notice and cash, by wire transfer of immediately available funds, equal to the aggregate amount necessary to pay the Milestone Payment to all Holders (other than in respect of Equity Award CVRs) pursuant to Section 4.2 as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice.  If the Milestone Payment is payable to the Holders, then at the time the Rights Agent sends a copy of the Milestone Notice to the Holders, the Rights Agent shall also pay the Milestone Payment to each of the Holders in accordance with the corresponding letter of instruction by check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the Milestone Notice. [If any Holder has not returned such completed instruction letter to the Rights Agent on or before the date that is three (3) months immediately following the date of the Milestone Notice, then the Rights Agent shall use commercially reasonable efforts to resend such Milestone Notice and instruction letter on or before the date that is six (6) months after the date of the applicable Milestone Notice.]

(c)           If the Milestone is not achieved on or prior to December 31, 2021, then on or prior to the date that is twenty (20) business days following December 31, 2021, Parent shall deliver to the Rights Agent a written notice (the “Milestone Failure Notice”) indicating that the Milestone was not achieved and an Officer’s Certificate certifying the same. The Rights Agent shall promptly, and in any event within ten (10) business days of receipt of the Milestone Failure Notice, send each Holder at its registered address a copy of such Milestone Failure Notice.

(d)           Each of Parent and its Affiliates and the Rights Agent shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Tax law, as may be reasonably determined by Parent, its Affiliate or the Rights Agent, as applicable. With respect to Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or an Affiliate’s payroll system or any successor payroll system. Prior to making any Tax withholdings or causing any Tax withholdings to be made with respect to any Holder (other than payroll withholding and reporting with respect to amounts received in respect of Equity Award CVRs), the Rights Agent shall use commercially reasonable efforts to solicit from such Holder an IRS Form W-9 or other applicable Tax form in order to provide a reasonable opportunity for the Holder to provide such Tax forms to avoid or reduce such withholding amounts, and a Milestone Payment may be reasonably delayed in order to gather such necessary Tax forms.  The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts it withholds in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are deducted or withheld and properly and timely remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid, and, to the extent required by applicable Legal Requirement, Parent shall deliver (or shall cause the Rights Agent to deliver) to the Holder to whom such amounts would otherwise have been paid an Internal Revenue Service Form 1099, an Internal Revenue Service Form W-2 or other reasonably acceptable evidence of such withholding.

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(e)           If any funds delivered to the Rights Agent for payment to Holders as Milestone Payments remain undistributed to the Holders on the date that is six (6) months after the date of the Milestone Notice, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any funds which had been made available to the Rights Agent in connection with such Milestone Payment and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to payment from Parent (subject to abandoned property, escheat and other similar Legal Requirements and Section 2.4(f)) as general creditors thereof with respect to the Milestone Payments that may be payable.

(f)           Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any Milestone Payments delivered to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver any Milestone Payment to the applicable Holder, such Milestone Payment has not been paid prior to two (2) years after delivery of the Milestone Notice (or immediately prior to such earlier date on which such Milestone Payment would otherwise escheat to or become the property of any Governmental Body), such Milestone Payment will, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent, unless such liability, penalty, cost or expense has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct.

(g)           Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Legal Requirement, the parties hereto intend to treat (i) the CVRs received with respect to the Shares, other than the Equity Award CVRs, pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as additional consideration paid at the Effective Time for such Shares pursuant to the Merger Agreement, (ii) any Milestone Payments received in respect of such CVRs as amounts realized on the disposition of the applicable CVRs and (iii) Milestone Payments paid in respect of each Equity Award CVR, pursuant to the Merger Agreement, for all U.S. federal and applicable state and local income Tax purposes, as wages in the year in which the Milestone Payment is made (and not upon the receipt of such CVR). Notwithstanding the foregoing, for purposes of this Section 2.4(g), an Equity Award CVR shall not include a CVR in respect of a Restricted Share for which a valid and timely election under Section 83(b) of the Code has been made.

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2.5           No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)           The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b)           The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates.

2.6           Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor.  Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion.  Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders.

3.	THE RIGHTS AGENT

3.1           Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken or omitted to be taken in connection with this Agreement, except to the extent of its fraud, gross negligence, bad faith or willful or intentional misconduct.

3.2           Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.  In addition:

(a)           the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)           whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, gross negligence, bad faith or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

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(c)           the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)           the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)           the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)           the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)            Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i)            Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof (which shall not exceed $[●] per year), and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)).  The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(j)            No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

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3.3           Resignation and Removal; Appointment of Successor.

(a)           The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b)           If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.  The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)           Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register.  Each notice shall include the name and address of the successor Rights Agent.  If Parent fails to send such notice within ten (10) business days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.  Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

3.4           Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent.  On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

4.	COVENANTS

4.1           List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, in a form reasonably satisfactory to the Rights Agent, the names and addresses of the Holders as received from Parent’s Depository Agent in the Offer and Parent’s Paying Agent in the Merger, promptly upon the Offer Acceptance Time or the Effective Time, as applicable.

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4.2           Payment of Milestone Payments. If the Milestone has been achieved in accordance with this Agreement, Parent shall, (i) other than payments in respect of Equity Award CVRs, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment to all Holders, and (ii) in respect of Equity Award CVRs, cause to be paid to the applicable Holders the aggregate amount necessary to pay the Milestone Payment to the applicable Holders through the Surviving Corporation’s or its Affiliate’s payroll system or any successor payroll system. The payments described in clause (ii) of the preceding sentence shall be paid as soon as practicable following achievement of the Milestone in accordance with this Agreement (subject to withholding as described in Section 2.8 of the Merger Agreement), and shall not be delayed in a manner which results in a tax or penalty to the holder of an Equity Award CVR under Section 409A of the Code.

4.3           Diligent Efforts.  Commencing upon the Closing, Parent shall, and shall cause the Parent Group and other Selling Entities (as applicable), taken together, to, as promptly as practicable and throughout the period between Closing and December 31, 2021, use Diligent Efforts to achieve the Milestone; provided, that use of Diligent Efforts does not guarantee that Parent will achieve the Milestone at all or by a specific date. For clarity, Diligent Efforts does not mean that either of Parent or the Parent Group guarantees the Milestone will be achieved or that the Milestone will be achieved by a specific date, and the fact that the Milestone is not actually achieved is not, in and of itself, dispositive evidence that Parent or the Parent Group did not in fact comply with its or their obligations under this Agreement in attempting to achieve the Milestone.

4.4           Books and Records. Until the earlier of (i) such time as the Milestone has been achieved and (ii) December 31, 2021, Parent shall, and shall cause the Parent Group and other Selling Entities (as applicable) to, keep records in the ordinary course of business pursuant to record-keeping procedures normally used by the Parent Group with respect to its other products, regarding its activities with respect to achievement of the Milestone. From the date hereof until the earlier of (A) such time as the Milestone has been achieved and (B) December 31, 2021, Parent shall, and shall cause the Parent Group and other Selling Entities (as applicable) to, maintain such records for a minimum period of one (1) year following such date (or, if longer, the maximum retention period under the record retention policy of Parent for such records or such period required by applicable Legal Requirements).

4.5           Sufficiency of Assets. Until the earlier of (i) such time as Parent has paid the aggregate amount necessary to pay the Milestone Payment to all Holders in accordance with Section 4.2 or (ii) such time as this Agreement is terminated in accordance with Section 7.8, Parent shall (A) maintain its existence and (B) maintain sufficient assets or bona fide contractual arrangements entitling it to sufficient assets, to enable Parent to satisfy in full payment of the aggregate Milestone Payment payable to all Holders.

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5.	AMENDMENTS

5.1           Amendments without Consent of Holders.

(a)           Without the consent of any Holders or the Rights Agent, Parent at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)             to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)            to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)           to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)           as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside the United States; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)            to evidence the assignment of this Agreement by Parent as provided in Section 7.3; or

(vi)           any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)           Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to transfer CVRs to Parent pursuant to Section 2.6.

(c)           Promptly after the execution by Parent and/or the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

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5.2           Amendments with Consent of Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holder or the Rights Agent), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)           Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3           Execution of Amendments. Prior to executing any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, trusts or duties under this Agreement or otherwise.

5.4           Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

6.	REMEDIES OF THE HOLDERS

6.1           Event of Default. “Event of Default” with respect to the CVRs, means any one of the following events, which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Legal Requirement or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Body):

(a)           default in the payment by Parent pursuant to the terms of this Agreement of all or any part of the Milestone Payment after a period of ten (10) business days after the Milestone Payment shall become due and payable; or

(b)           material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of ninety (90) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent by the Rights Agent or to Parent and the Rights Agent by the Holders of at least 35% of the outstanding CVRs.

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If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, (i) the Rights Agent by notice in writing to Parent or (ii) the Rights Agent upon the written request of the Holders of at least 35% of the outstanding CVRs by notice in writing to Parent (and to the Rights Agent if given by the Acting Holders), shall commence an arbitration proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable.

The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Rights Agent shall have commenced such arbitration proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such arbitration proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

6.2           Arbitration Proceedings for Enforcement. If an Event of Default has occurred, has not been waived and is continuing, the Rights Agent may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by commencing arbitration proceedings pursuant to Section 7.6.

6.3           Limitations on Suits by Holders. Subject to the last sentence of this Section 6.3, no Holder of any CVR shall have any right under this Agreement to commence arbitration proceedings under or with respect to this Agreement, or for the appointment of a Rights Agent, receiver, liquidator, custodian or other similar official, for any other remedy hereunder, unless (i) such Holder previously shall have given to the Rights Agent written notice of default, (ii) the Holders of at least 35% of the outstanding CVRs shall have made written request upon the Rights Agent to commence such arbitration proceeding in its own name as Rights Agent hereunder and shall have offered to the Rights Agent such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (iii) the Rights Agent for fifteen (15) days after its receipt of such notice, request and offer of indemnity shall have failed to commence any such arbitration proceeding and no direction inconsistent with such written request shall have been given to the Rights Agent pursuant to Section 6.4.  Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence arbitration proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

6.4           Control by Acting Holders.  Subject to the last sentence of this Section 6.4, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Rights Agent, or exercising any power conferred on the Rights Agent by this Agreement; provided that such direction shall not be otherwise than in accordance with Legal Requirement and the provisions of this Agreement; provided, further that (subject to the provisions of Section 3.1) the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent (acting in good faith through its board of directors, the executive committee, or a committee of directors of the Rights Agent) shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction.  Nothing in this Agreement shall impair the right of the Rights Agent in its discretion to take any action deemed proper by the Rights Agent and which is not inconsistent with such direction or directions by the Acting Holders.

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7.	OTHER PROVISIONS OF GENERAL APPLICATION

7.1           Notices to the Rights Agent and Parent.  Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

[●]

with a copy (which shall not constitute notice) to:

[●]

If to Parent, to it at:

[●]

with a copy (which shall not constitute notice) to:

[●]

The Rights Agent or Parent may specify a different address, facsimile number or email address by giving notice in accordance with this Section 7.1.

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7.2           Notice to Holders.  Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

7.3           Parent Successors and Assigns.  Parent may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other Person (i) to one or more of its Affiliates or (ii) to any purchaser, licensee or sublicensee of substantial rights to the E-Product that is a company in the pharmaceutical industry (each, an “Assignee”); provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement.  Any such Assignee may thereafter assign, in the same manner as Parent pursuant to the prior sentence, any or all of its rights, interests and obligations hereunder to one or more additional Assignees which agree to assume and be bound by all of the terms and conditions of this Agreement; provided, however, that in connection with any assignment to an Assignee, Parent shall agree to remain liable for the performance by each Assignee of obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. This Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly assume payment of amounts on all of the CVRs and the performance of every obligation, agreement and covenant of this Agreement on the part of Parent to be performed or observed.  The Rights Agent may not assign this Agreement without Parent’s written consent.  Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

7.4           No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer, each of whom is intended to be, and is, a third party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and Assignees, and the Holders.  The Holders of CVRs shall have no rights except the contractual rights as are expressly set forth in this Agreement and the Merger Agreement.  Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

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7.5           Governing Law.  This Agreement, the CVRs and all actions arising under or in connection herewith and therewith (whether based in contract, tort, or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.6           Arbitration.  Any dispute, controversy or claim (including any claim for breach hereof) based upon, relating to or arising out of this Agreement or any transaction contemplated hereby (other than a dispute, controversy or claim asserted against or by the Rights Agent to the extent pertaining to the Rights Agent’s rights, immunities, liabilities, duties, responsibilities or obligations hereunder) shall be resolved by binding arbitration conducted in accordance with the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (the “ICC”).  The arbitration shall be conducted by a panel of three arbitrators, each of whom shall be independent and a lawyer or retired judge with at least fifteen years’ experience in the pharmaceutical industry and with mergers and acquisitions.  No later than fifteen (15) days after an arbitration proceeding is commenced under this Section 7.6, Parent shall nominate one arbitrator and the Holder (or, if more than one Holder is a party to the arbitration proceeding, all such Holders collectively) shall nominate one arbitrator, and the two so nominated arbitrators shall select the third arbitrator.  If the two arbitrators cannot or fail to agree upon the third arbitrator within fifteen (15) days of their confirmation by the ICC, the third arbitrator shall be appointed by the ICC in accordance with the Rules.  The arbitration shall be administered by the ICC acting through its International Court of Arbitration. The arbitration shall be conducted in the English language and the seat, or place, of the arbitration shall be the city of New York, New York.  Hearings shall be conducted in New York, New York, or at such other location as mutually agreed by Parent and the Holder or Holders that are party to the arbitration proceeding.  The arbitration award shall be final, conclusive, binding and non-appealable and shall not be subject to further review by any court.  The arbitrator shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act ex aequo et bono.  Judgment upon the award may be entered in any court having jurisdiction thereof.  Each party shall bear his, her or its own costs of any such arbitration or investigation in respect of any dispute.  Any award payable in favor of the Holders or the Rights Agent as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of CVRs held by each Holder.

7.7           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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7.8           Termination.  This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earlier to occur of (a) the date that is six (6) months after the date of the Milestone Notice, (b) the date that is ten (10) business days after the date of the Milestone Failure Notice, and (c) the termination of the Merger Agreement in accordance with its terms.  Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 4.4, 6.1, 6.2, 6.3, 6.4, 7.4, 7.5, 7.6, 7.7, 7.9 or this Section 7.8, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

7.9           Entire Agreement; Counterparts.  This Agreement, the Merger Agreement (including its Exhibits, Annexes and the Company Disclosure Schedule) and the Support Agreements constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[●]

By:
Name:
Title:

[●]

By:
Name:
Title: